      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2002

                                            REGISTRATION STATEMENT NO. 333-83350
================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                                AMENDMENT NO. 2

                                     TO THE
                                   FORM S-4
                            REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                --------------
                     REVLON CONSUMER PRODUCTS CORPORATION
            (Exact name of Registrant as specified in its charter)


           DELAWARE                           2844                              13-3662953
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)     Classification Code Number)

                                --------------
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                                 (212) 527-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                           ROBERT K. KRETZMAN, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                     REVLON CONSUMER PRODUCTS CORPORATION
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 527-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                   COPY TO:

                             STACY J. KANTER, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                              FAX: (212) 735-2000
                                --------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
                                --------------
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                 --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS




                                                                PRIMARY STANDARD
NAME OF ADDITIONAL                   STATE OF INCORPORATION     INDUSTRIAL CLASSIFICATION     I.R.S. EMPLOYER
REGISTRANT*                          OR FORMATION               CODE NUMBER                   IDENTIFICATION NUMBER
----------------------------------   ------------------------   ---------------------------   ----------------------
Revlon, Inc.                         Delaware                   2844                          13-3662955
Almay, Inc.                          Delaware                   2844                          13-3721920
Charles of the Ritz Group Ltd.       Delaware                   2844                          22-2813207
Charles Revson Inc.                  New York                   2844                          13-2577534
Cosmetics & More Inc.                Delaware                   2844                          22-3697113
North America Revsale Inc.           New York                   2844                          13-1953730
Pacific Finance &
 Development Corp.                   California                 Inactive                      22-2821767
PPI Two Corporation                  Delaware                   2844                          13-3298307
Revlon Consumer Corp.                Delaware                   2844                          13-3745413
Revlon Government Sales, Inc.        Delaware                   2844                          13-2893624
Revlon International Corporation     Delaware                   2844                          13-6157771
Revlon Products Corp.                Delaware                   2844                          06-1519065
Revlon Real Estate Corporation       Delaware                   2844                          06-1519063
RIROS Corporation                    New York                   2844                          13-4030700
RIROS Group Inc.                     Delaware                   2844                          13-4034499
RIT Inc.                             Delaware                   2844                          13-3742139

----------
* Addresses and telephone numbers of principal executive offices are the same as that of Revlon Consumer Products Corporation.

[SIDEBAR]
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
[END SIDEBAR]


                    SUBJECT TO COMPLETION, DATED MAY 7, 2002

PROSPECTUS



[GRAPHIC OMITTED]
               [REVLON LOGO]



      OFFER TO EXCHANGE $363,000,000 12% SENIOR SECURED NOTES DUE 2005 FOR $363,000,000 12% SENIOR SECURED EXCHANGE NOTES DUE 2005, WHICH HAVE BEEN
                REGISTERED UNDER THE SECURITIES ACT OF 1933, OF



                      REVLON CONSUMER PRODUCTS CORPORATION
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON                 , 2002, UNLESS EXTENDED.


                                  ------------
     Terms of the exchange offer:


     o The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

     o We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

     o The exchange of original notes will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences" on page 91 of this prospectus for more information.

     o   We will not receive any proceeds from the exchange offer.

     o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.


                                  ------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ------------

                The date of this prospectus is    , 2002.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REVLON CONSUMER PRODUCTS CORPORATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REVLON CONSUMER PRODUCTS CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                       -----
Incorporation of Certain Documents by Reference ....................................     i
Prospectus Summary .................................................................     1
Risk Factors .......................................................................    19
Use of Proceeds ....................................................................    30
Selected Historical and Unaudited Pro Forma Consolidated Financial Data of Revlon
 Consumer Products Corporation .....................................................    31
Selected Historical Consolidated Financial Data of Revlon, Inc. ....................    34
The Exchange Offer .................................................................    37
Capitalization .....................................................................    45
Description of Notes ...............................................................    46
Description of the Collateral and Intercreditor Arrangements .......................    83
Description of Other Indebtedness ..................................................    87
Certain United States Federal Income Tax Consequences ..............................    91
Plan of Distribution ...............................................................    95
Legal Matters ......................................................................    95
Independent Accountants ............................................................    96
Where You Can Find More Information ................................................    96

                                ----------------
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are "incorporating by reference" the information we file with the SEC into this prospectus, which means that we are disclosing important business and financial information about us to you by referring you to another document filed separately with the SEC. Certain information that Revlon files after the date of this prospectus with the SEC will automatically update and supersede this information. Revlon incorporates by reference into this prospectus the documents listed below and any future filings made by Revlon with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the completion of the offering of the exchange notes.

     o Annual Report of Revlon Consumer Products Corporation on Form 10-K for the year ended December 31, 2001, filed on February 25, 2002; and

     o Annual Report of Revlon, Inc. on Form 10-K for the year ended December 31, 2001, filed on February 25, 2002.

     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

     You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, at no cost, by writing or telephoning us at the following address or phone number:


     Revlon Consumer Products Corporation
     625 Madison Avenue
     New York, NY 10022
     Telephone: (212) 527-4000
     Attention: Investor Relations


     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 19 of this prospectus. All references to "we," "our," "ours," and "us," or "Revlon" in this prospectus are to Revlon Consumer Products Corporation and its subsidiaries, unless otherwise indicated. However, in the descriptions of the notes and related matters, these terms refer solely to Revlon Consumer Products Corporation and not to any of our subsidiaries. All United States market share and market position data herein for our brands are based upon retail dollar sales, which are derived from AC Nielsen data. AC Nielsen measures retail sales volume of products sold in the United States mass-market distribution channel. Such data represent AC Nielsen's estimates based upon data gathered by AC Nielsen from market samples and are therefore subject to some degree of variance. Additionally, as of August 4, 2001, AC Nielsen's data does not reflect sales volume from Wal-Mart, Inc.


                                  OUR COMPANY


     We manufacture, market and sell an extensive array of cosmetics and skin care, fragrances and personal care products. REVLON is one of the world's best-known names in cosmetics and is a leading mass-market cosmetics brand. We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, and SKINLIGHTS, as well as ALMAY and ULTIMA II in cosmetics; ALMAY Kinetin, VITAMIN C ABSOLUTES, ETERNA 27, ULTIMA II and JEANNE GATINEAU in skin care; CHARLIE and FIRE & ICE in fragrances; and HIGH DIMENSION, FLEX, MITCHUM, COLORSILK, JEAN NATE and BOZZANO in personal care products. To further strengthen our consumer brand franchises, we market each core brand with a distinct and uniform global image, including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.


     Revlon was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 70 years ago. Today, we have leading market positions in a number of our principal product categories, including the lip, face makeup and nail enamel categories, in the U.S. mass-market distribution channel. We also have leading market positions in several product categories in certain markets outside of the United States, including in Australia, Canada, Mexico and South Africa. Our products are sold in more than 100 countries across five continents.

     The following table sets forth our principal brands and certain selected products.



BRAND         COSMETICS              SKIN CARE          FRAGRANCES         PERSONAL CARE PRODUCTS
------------- ---------------------- ------------------ ------------------ -----------------------
REVLON        Revlon                 Eterna 27          Charlie            High Dimension
              ColorStay              Vitamin C          Ciara              Colorsilk
              Revlon Age Defying     Absolutes          Fire & Ice         Frost & Glow
              Super Lustrous         Revlon Absolutes   Absolutely         Colorstay
              Moon Drops                                Fabulous           Flex
              New Complexion                                               Outrageous
              Absolutely Fabulous                                          Aquamarine
              Line & Shine                                                 Mitchum
              Skinlights                                                   Lady Mitchum
              Super Top Speed                                              Hi & Dri
              Shine Control                                                Jean Nate
              Mattifying                                                   Revlon Beauty Tools
              High Dimension
              Illuminance
              Wet/Dry
              Everylash
              StreetWear

ALMAY         Almay Time-Off         Almay Kinetin                         Almay
              Amazing                Almay MilkPlus
              One Coat
              Skin Stays Clean
              Beyond Powder
              Organic Fluoride Plus

ULTIMA II     Ultima II              Glowtion           U II Sheer Scent
              Beautiful Nutrient     Vital Radiance     Ultimately U
              Wonderwear             CHR
              Full Moisture          LightCaptor-C
              Glowtion
              Pucker & Pout
              Ultimate Edition

SIGNIFICANT   Jeanne Gatineau        Jeanne Gatineau                       Bozzano
REGIONAL      Cutex                                                        Juvena
BRANDS

STRATEGIC PLAN


     In 1999 and 2000, we faced a number of strategic challenges. New product development and introductions slowed down. Our advertising, historically created and executed by an in-house advertising agency, became somewhat stale and dated resulting in diminished effectiveness. We had excess manufacturing capacity as a number of facilities were substantially underutilized. Our overhead was too high as a percentage of our net sales. In 2001, we initiated a strategic plan aimed at capitalizing on our significant core strengths, growing the sales of our products to consumers (also known as "sell-through" or "consumption") and improving our profitability. Leveraging our strong brand equity, we have been successful in implementing several key elements of this plan.

     We:

     o reinvigorated our new product development process and launched four major new products. Our market share for the Revlon brand from new color cosmetics products in the United States was approximately 2.5% in the year ended December 31, 2001, which is more than double the market share that our new products achieved in the comparable period in 2000;

     o closed our in-house advertising division and retained prominent advertising agencies for our Revlon and Almay brands;

     o implemented revised trade terms which have reduced sales returns, allowances and discounts in our ongoing operations (which is described under the caption "Summary Ongoing Consolidated Financial Data") by approximately 20% for the year ended December 31, 2001 versus the comparable period in 2000;

     o reduced departmental general and administrative expenses in our ongoing operations from $380.7 million in 1999 to $280.4 million in 2001; and

     o reduced manufacturing and warehousing square footage by 55% since November 2000.

     New Product Development. One of our objectives was to reinvigorate our brands by developing a pipeline of innovative new products. Historically, we were a leader in new product development in mass market cosmetics. Based upon AC Nielsen data, we believe that in the late 1990s consumption of our new products substantially exceeded that of our competitors. Our objective is to return to, as well as maintain, a leadership position in new product innovation. During 2001, we created our most extensive line-up of new products since COLORSTAY in the mid-1990s with major new product launches including SKINLIGHTS skin brighteners, that brighten skin with sheer washes of color, which created an entirely new category in color cosmetics; ABSOLUTELY FABULOUS Lipcream, a new premium line of emollient-rich lip color; SUPER TOP SPEED nail enamel, currently available in 48 shades, containing a patented speed drying polymer formula which sets in 60 seconds; and ILLUMINANCE, an eyeshadow that "brightens up eyes". Additionally, in 2001 we launched ALMAY Kinetin Skincare Advanced Anti-Aging Series featuring Kinetin, a patented technology, and HIGH DIMENSION hair color, a revolutionary 10-minute home permanent hair color, compared to many of our competitors' home permanent hair color which require two to three times as long. In addition, we have developed a pipeline of new products for introduction in 2002.


     New Advertising. We also sought to bring new energy to our brands by making a fundamental shift in our advertising strategy. We had historically used an in-house advertising division to create and execute our advertising. We retained outside agencies and subsequently consolidated all advertising for the Revlon and Almay brands with Deutsch Inc., to develop advertising campaigns for a number of key new product launches and to energize our REVLON and ALMAY brands, respectively. During the third quarter of 2001, we launched new television and print advertising for REVLON HIGH DIMENSION haircolor.


     Revised Trade Terms Creating More Profitable Trade Partnerships. In December 2000, we introduced fundamental changes in the terms of trade we use with our domestic retail partners intended to increase sell-through of our products, reduce merchandise returns and claims for damages and drive market growth. The revised trade terms have decreased inefficiencies for both Revlon and our retail partners by reducing returns and associated costs. The aggregate sales returns, allowances and discounts expense in our ongoing operations has decreased to $243.9 million in the year ended December 31, 2001 from $306.2 million during 2000. We are also in the process of implementing improved point of sale data collection methods, which we believe will allow us to more effectively monitor sales, returns and sell-through. The revised terms of trade became effective January 1, 2001 and include:

     o incentives to retailers to encourage more efficient ordering and lower return rates;

     o establishment of a flat off-invoice allowance for damages, eliminating expensive handling of returns of damaged products;

     o a new approach to discontinuing stock keeping units (SKUs) including providing retailers with advance notice, allowances encouraging sell-through of the discontinued SKUs and limiting returns credits; and

     o providing cooperative allowances and market development funds based upon consumer sell-through.

     We have streamlined our sales operation by eliminating a level of sales management. By redeploying those resources, we have nearly doubled the number of merchandisers directly servicing our accounts in order to improve the in-store appearance of our products and reduce out-of-stock positions for our faster selling SKUs. In conjunction with the change of our plan-o-grams in the second quarter of 2001, we effected the largest SKU reduction in Revlon's history, which eliminated slower moving SKUs and created shelf space for faster turning products.

     Reducing Departmental Costs; Manufacturing Consolidation. Over the last year we have taken a number of actions to substantially reduce costs and increase efficiencies.

     We have completed our plan to implement substantial reductions in our domestic administrative expenses, principally through reductions in our overall employee headcount, in order to redirect savings toward our other strategic priorities. In 2000 and 2001, we reduced employee headcount in our ongoing operations by a total of approximately 2,000 from the end of 1999. Departmental general and administrative expenses for our ongoing operations has decreased from $380.7 million in 1999 to $330.4 million in 2000 and to $280.4 million in 2001.

     We also completed our global manufacturing rationalization and consolidation plan in the third quarter of 2001. The restructuring plan was designed to improve profitability by reducing personnel and consolidating manufacturing facilities. Since November 2000, we have sold or closed approximately 55% of our manufacturing and distribution facility square footage, including:

     o the closure of our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and the consolidation of our North American cosmetics manufacturing into our Oxford, North Carolina facility; and

     o the sale or closure of our manufacturing facilities in Auckland, New Zealand, Maesteg, Wales (UK) and Sao Paulo, Brazil.

Plant capacity utilization at our remaining plants has been substantially increased. In addition, we realized approximately $100.0 million in gross proceeds during 2001 through the sale of non-core assets, which was used for general corporate purposes, including repayment of debt.

     Aligning Employee and Shareholder Interests. We have taken a more focused approach to aligning employee and shareholder interests intended to improve profitability. We are implementing programs that are structured to deliver rewards to employees who significantly drive performance results and enhance shareholder value. We have issued stock options and restricted stock awards to key employees during the course of 2001, the value of which would increase based upon improved company-wide performance.


RECENT DEVELOPMENTS

     Effective February 14, 2002, our former President and Chief Executive Officer, Jeffrey M. Nugent, resigned his employment with us. During Mr. Nugent's tenure as Chief Executive Officer, we accomplished the goals of lowering costs overall and improving operational efficiency across the enterprise, creating a platform for future growth. On February 19, 2002, we announced the appointment of Jack L. Stahl, former president and chief operating officer of Coca-Cola Company, as our new President and Chief Executive Officer. Following the appointment of Mr. Stahl, we have begun the process of reviewing and evaluating our current business strategy.


                         THE REFINANCING TRANSACTIONS

     On November 26, 2001, we issued and sold in a private placement $363 million in aggregate principal amount of the original notes, receiving gross proceeds of $350.5 million.

     On November 30, 2001, we completed the refinancing of our existing credit facility by entering into the 2001 credit agreement, dated as of November 30, 2001 among us, those of our subsidiaries which are party thereto, the lenders parties thereto, Citibank, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, J.P. Morgan Securities Inc., as sole arranger and bookrunner, and JPMorgan Chase Bank, as administrative agent. The 2001 credit agreement provides up to $250.0 million in credit facilities and consists of a $117.9 million term loan facility and a $132.1 million multi-currency revolving credit facility. The issuance of the original notes and the 2001 credit agreement are referred to as the "Refinancing Transactions." The 2001 credit agreement is secured on a first-priority basis by, with certain limited exceptions, our capital stock, substantially all of our non-real property assets in the United States, our facility in Oxford, North Carolina, the capital stock of our domestic subsidiaries and 66% of the capital stock of our first-tier foreign subsidiaries. Our obligations under the 2001 credit agreement are guaranteed by Revlon, Inc. and, subject to certain limited exceptions, by our domestic subsidiaries.

     The proceeds from the original notes and borrowings under the 2001 credit agreement were used by us to repay outstanding indebtedness under our previous credit agreement and fees and expenses of the Refinancing Transactions and the balance is available to us for general corporate purposes.

                                      * * *

     Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our telephone number is (212) 527-4000.

      The following sets forth a summary organizational chart for Revlon.


                         -------------------------------
                              Mafco Holdings Inc.
                               ("Mafco Holdings")
                         -------------------------------
                                       |
                                       | 100%
                         -------------------------------
                              MacAndrews & Forbes
                                 Holdings Inc.
                            ("MacAndrews Holdings")
                         -------------------------------
                                       |
                                       | 100%
                         -------------------------------
                               REV Holdings Inc.
                                ("REV Holdings")
                         -------------------------------
                                       |
                                       | 83%*
                         -------------------------------
                                  Revlon, Inc.
                         -------------------------------
                                       |
                                       | 100%
                         -------------------------------
                            REVLON CONSUMER PRODUCTS
                                  CORPORATION
                         -------------------------------
                                       |
                                       |
                         -------------------------------
                        Operating Subsidiaries of Revlon
                         Consumer Products Corporation
                         -------------------------------



        * REV Holdings currently beneficially owns 11,650,000 shares of the Class A common stock, par value $.01 per share, of Revlon, Inc. (representing approximately 57% of the outstanding shares of Class A common stock of Revlon, Inc.) and all of the outstanding 31,250,000 shares of Class B common stock, par value $.01 per share, of Revlon, Inc., which together represent approximately 83.0% of the outstanding shares of common stock of Revlon, Inc. REV Holdings also currently beneficially owns all of the outstanding 4,333 shares of Series B Convertible Preferred Stock, par value $.01 per share, of Revlon, Inc. (each of which is entitled to 100 votes and each of which is convertible into 100 shares of Class A common stock, which conversion rights are subject to approval by Revlon, Inc.'s stockholders at its 2002 Annual Meeting of Stockholders), which, together with the Class A common stock and Class B common stock, represents approximately 97.3% of the combined voting power of the outstanding shares of common and preferred stock of Revlon, Inc.

                         SUMMARY OF THE EXCHANGE OFFER

     On November 26, 2001, we completed the private offering of $363,000,000 aggregate principal amount of 12% senior secured notes due 2005. As part of that offering, we entered into a registration agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.


SECURITIES OFFERED..........  Up to $363,000,000 aggregate principal amount of new 12% senior secured exchange notes due
                              2005, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.


THE EXCHANGE OFFER..........  We are offering to exchange $1,000 principal amount of our 12% senior secured exchange notes due 2005, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 12% senior secured notes due 2005.

                              In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $363,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.


RESALES.....................  Based on interpretations by the staff of the
                              SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                              o you are acquiring the exchange notes in the ordinary course of your business;

                              o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                              o   you are not an affiliate of ours.

                              If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                              o   you cannot rely on the applicable
                                  interpretations of the staff of the SEC; and

                              o   you must comply with the registration
                                  requirements of the Securities Act in
                                  connection with any resale transaction.

                              Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other ransfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

                              Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                              o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

                              o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.


EXPIRATION DATE.............  5:00 p.m., New York City time, on          ,
                              2002 unless we extend the expiration date.


ACCRUED INTEREST ON THE
 EXCHANGE NOTES AND ORIGINAL
 NOTES......................  The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Interest is paid on the notes on June 1 and December 1 of each year, beginning June 1, 2002. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

CONDITIONS TO THE
 EXCHANGE OFFER.............. The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer -- Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.


PROCEDURES FOR TENDERING
 ORIGINAL NOTES.............. Except as described in the section titled "The
                              Exchange Offer -- Guaranteed Delivery
                              Procedures," a tendering holder must, on or prior to the expiration date:

                              o   transmit a properly completed and duly
                                  executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

                              o if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                              See "The Exchange Offer -- Procedures for
                              Tendering."


SPECIAL PROCEDURES FOR
 BENEFICIAL HOLDERS.......... If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer -- Procedures for Tendering."


GUARANTEED DELIVERY
 PROCEDURES.................. If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."


WITHDRAWAL RIGHTS...........  Tenders may be withdrawn at any time before
                              5:00 p.m., New York City time, on the expiration date.


ACCEPTANCE OF ORIGINAL NOTES
 AND DELIVERY OF
 EXCHANGE NOTES.............. Subject to the conditions stated in the section
                              "The Exchange Offer -- Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."


CERTAIN UNITED STATES FEDERAL
 INCOME TAX CONSEQUENCES..... Your exchange of original notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you and the exchange notes will be treated as a continuation of the original notes for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences."


EXCHANGE AGENT..............  Wilmington Trust Company is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer -- Exchange Agent."


USE OF PROCEEDS.............  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

                          SUMMARY OF TERMS OF THE NOTES

     The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.


EXCHANGE NOTES OFFERED......  $363,000,000 aggregate principal amount of 12%
                              senior secured exchange notes due 2005.


MATURITY DATE...............  December 1, 2005


INTEREST PAYMENT DATES......  June 1 and December 1 of each year, beginning
                              June 1, 2002.


RANKING.....................  The original notes are and the exchange notes will be senior secured debt. Your right to payment under the notes will be:

                              o pari passu with any of our present and future senior indebtedness and other liabilities which are not by their terms specifically subordinate to the notes, including, without limitation, indebtedness under the 2001 credit agreement, the 8 1/8% Senior Notes due 2006, the 9% Senior Notes due 2006 and trade payables;

                              o   senior to all the present and future
                                  subordinated indebtedness of ours and of the guarantors, including the 8 5/8% Senior Subordinated Notes; and

                              o effectively subordinated to all indebtedness and other liabilities of our non-guarantor subsidiaries, including their trade payables.


                              As of December 31, 2001, our total senior indebtedness and other liabilities which rank pari passu with the notes was approximately $1,140.8 million (excluding the notes and intercompany liabilities of approximately $425.5 million payable by us, offset by intercompany receivables of approximately $769.1 million payable to us) and the total indebtedness and other liabilities (excluding intercompany liabilities of approximately $418.3 million payable by our non-guarantor subsidiaries, offset by intercompany receivables of approximately $248.3 million payable to our non-guarantor subsidiaries) of our non-guarantor subsidiaries was approximately $108.4 million. The notes will have the benefit of the second-priority security interests described under "Collateral."


                              The guarantees of Revlon, Inc. and each of our domestic subsidiaries that guarantee the notes will be senior secured obligations of those guarantors. Your right to payment under the guarantees will be:

                              o pari passu with any present and future senior indebtedness and other liabilities of the guarantors, including guarantees of our indebtedness under the 2001 credit agreement and trade payables, that are not by their terms expressly subordinated to the guarantees;

                              o senior to present and future subordinated obligations of the guarantors; and

                              o effectively subordinated to all indebtedness and other liabilities of the non-guarantor subsidiaries of such guarantors, including their trade payables.


                              As of December 31, 2001, the total senior indebtedness and other liabilities of Revlon, Inc. which rank pari passu with Revlon, Inc.'s guarantee of the notes was approximately $117.8 million (excluding the notes), consisting of its guarantee of our outstanding liabilities under the 2001 credit agreement. As of December 31, 2001, the total senior indebtedness and other liabilities of the subsidiary guarantors which rank pari passu with the subsidiary guarantors guarantees of the notes was approximately $148.1 million (excluding intercompany liabilities of approximately $560.7 million payable by our subsidiary guarantors offset by intercompany receivables of approximately $387.1 million payable to our subsidiary guarantors), including their guarantee of $117.8 million of our outstanding liabilities under the 2001 credit agreement and $30.3 million of other indebtedness and liabilities. As of December 31, 2001, the total indebtedness and other liabilities of our non-guarantor subsidiaries (excluding intercompany liabilities of approximately $418.3 million payable by our non-guarantor subsidiaries, offset by intercompany receivables of approximately $248.3 million payable to our non-guarantor subsidiaries) was approximately $108.4 million.



OPTIONAL REDEMPTION.........  Prior to December 1, 2005, we may redeem the notes at our option in whole or in part at a redemption price equal to the sum of (i) the then outstanding principal amount of notes to be redeemed plus (ii) accrued and unpaid interest (if any) to the date of redemption, plus (iii) the greater of (a) 1.0% of the then outstanding principal amount of notes to be redeemed and (b) the excess of (1) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed discounted to the date of redemption at the applicable treasury rate plus 75 basis points, over (2) the then outstanding principal amount of notes to be redeemed. See "Description of Notes -- Optional Redemption."


CERTAIN COVENANTS...........  The indenture governing the notes contains covenants that, among other things, limit (i) our ability to issue additional debt and redeemable stock, (ii) our ability to incur liens, (iii) the ability of our subsidiaries to issue debt and preferred stock, (iv) our ability and the ability of our subsidiaries to pay dividends on capital stock and our ability to redeem capital stock,
                              (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of our assets. The indenture also prohibits certain restrictions on distributions from subsidiaries.

                              These covenants are subject to important exceptions and qualifications, which are described in the "Description of Notes" section of this prospectus.


CHANGE OF CONTROL...........  Upon a change of control (as defined under
                              "Description of Notes"), each holder of the notes will have the right to require us to make an offer to repurchase all or a portion of such holder's notes at a price equal to 101% of the principal amount of the notes plus accrued interest.

GUARANTEES..................  The original notes are and the exchange notes will be fully and unconditionally guaranteed on a senior secured basis by Revlon, Inc. and our domestic subsidiaries that guarantee the 2001 credit agreement.


COLLATERAL..................  The original notes are and the exchange notes will be secured on a second-priority basis by, subject to certain limited exceptions, our capital stock, the stock of our domestic subsidiaries, as well as 66% of the capital stock of our first-tier foreign subsidiaries, substantially all of our non-real property assets in the United States and our facility located in Oxford, North Carolina. The lenders under our 2001 credit agreement and certain other indebtedness benefit from the first-priority liens on the collateral.

                              As of December 31, 2001, approximately $149.0 million of indebtedness was secured on a first-priority basis by the collateral, including indebtedness then outstanding under the 2001 credit agreement, approximately $27.3 million of issued but undrawn letters of credit and approximately $2.5 million of certain other lines of credit at some of our foreign subsidiaries which are guaranteed by us. In addition, as of December 31, 2001, approximately $350.8 million of indebtedness was secured on a second-priority basis by such collateral, consisting solely of indebtedness under the notes. In the future, the amount of indebtedness and other liabilities which may be secured on either a first-priority or second-priority basis is subject to change. See "Description of the Collateral and Intercreditor Arrangements -- Collateral." The collateral securing indebtedness on a first-priority basis and securing the notes on a second-priority basis is also subject to certain other permitted liens discussed in "Description of the Notes -- Certain Covenants -- Limitation on Liens."

                              Based upon an independent third party valuation of the collateral undertaken in December, 2001, we believe that the value of the collateral as of such date was sufficient to cover the indebtedness secured by the first and second-priority liens if such collateral had been sold to satisfy such liens. However, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the notes in the event of a default. In addition, your ability to realize upon the collateral will be affected by restrictions on your exercise of remedies and other provisions of the collateral agency agreement, including the extent to which additional indebtedness is secured by the collateral on a first-priority basis in the future, and may also be limited by applicable laws. See "Risk Factors -- No assurance of adequacy of collateral; Control by creditors with first-priority lines" and "Description of the Collateral and Intercreditor Arrangements."

                              Releases of collateral from the second-priority liens will be permitted (i) at our request unless, after notice from us, holders of at least 25% of the outstanding principal amount of the notes object to such release or (ii) upon the written consent of the holders of at least 66 2/3% of the outstanding principal amount of the notes. Certain other releases of collateral will also be permitted. See "Description of the Collateral and Intercreditor Arrangements."

INTERCREDITOR ARRANGEMENTS... Pursuant to a collateral agency agreement, the holders of the first-priority liens will, at all times, control all remedies and other actions with respect to the collateral. The second-priority liens will not entitle holders of the notes to take any action whatsoever with respect to the collateral at any time when first-priority liens are outstanding. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. In addition, proceeds from non-ordinary course asset dispositions of collateral may be used to repay the obligations secured by the first-priority liens or reinvested in assets used in our business before they would be used to repay the notes.


ORIGINAL ISSUE DISCOUNT.....  The original notes were issued with "original issue discount" for United States federal income tax purposes. Thus, each holder of an exchange note generally must include in income a portion of the remaining original issue discount for each day during each taxable year in which an exchange note is held even though there is no
                              corresponding receipt of cash attributable to such income. Each holder will include in income stated interest on an exchange note in accordance with the holder's method of accounting for tax purposes. See "Certain United States Federal Income Tax Consequences."


                                  RISK FACTORS

     You should carefully consider the information under "Risk Factors" and all other information in this prospectus before exchanging your original notes for exchange notes.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The summary historical consolidated financial data for each of the years in the five-year period ended December 31, 2001 has been derived from our audited consolidated financial statements.


     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, and the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, incorporated by reference in this prospectus.




                                                                             YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------
                                                                             1997               1998
                                                                      ------------------ ------------------
                                                                              (DOLLARS IN MILLIONS)
 HISTORICAL STATEMENT OF OPERATIONS DATA (a):
 Net sales ..........................................................    $   2,156.4        $   2,149.7
 Gross profit .......................................................        1,377.2            1,347.6(c)
 Selling, general and administrative expenses .......................        1,158.2            1,188.3
 Restructuring costs and other, net .................................            3.6(b)            33.1(c)
                                                                         -----------        -----------
 Operating income (loss) ............................................          215.4              126.2
 Interest expense, net ..............................................          129.5              132.7
 Amortization of debt issuance costs ................................            6.6                5.1
 (Gain) loss on sale of product line, brand and facilities, net .....             --                 --
 Miscellaneous, net .................................................           12.2                9.2
                                                                         -----------        -----------
 Income (loss) from continuing operations before income taxes .......           67.1              (20.8)
 Provision for income taxes .........................................            9.3                5.0
                                                                         -----------        -----------
 Income (loss) from continuing operations ...........................           57.8              (25.8)
 Income (loss) from discontinued operations .........................            0.7              (64.2)
 Extraordinary items -- early extinguishments of debt ...............          (14.9)             (51.7)
                                                                         -----------        -----------
 Net income (loss) ..................................................    $      43.6        $    (141.7)
                                                                         -----------        -----------
 OTHER DATA:
 Net cash provided by (used for) operating activities ...............    $       7.8        $     (51.1)
 Net cash (used for) provided by investing activities ...............          (84.3)             (91.0)
 Net cash provided by (used for) financing activities ...............           85.8              158.7
 EBITDA (g) .........................................................          312.1              268.2
 Ratio of earnings to fixed charges (h) .............................            1.4x               0.9x
 Capital expenditures ...............................................           52.3               60.8
 Purchase of permanent displays .....................................           68.9               76.6
 Unaudited pro forma ratio of earnings to fixed charges (i) .........



                                                                                      YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------------------
                                                                             1999               2000               2001
                                                                      ------------------ ------------------ ------------------
                                                                                       (DOLLARS IN MILLIONS)
 HISTORICAL STATEMENT OF OPERATIONS DATA (a):
 Net sales ..........................................................    $   1,709.9        $   1,447.8        $   1,321.5
 Gross profit .......................................................          983.6              873.5(e)           777.3(f)
 Selling, general and administrative expenses .......................        1,154.2(d)           801.8              720.5(f)
 Restructuring costs and other, net .................................           40.2(d)            54.1(e)            38.1(f)
                                                                         -----------        -----------        -----------
 Operating income (loss) ............................................         (210.8)              17.6               18.7
 Interest expense, net ..............................................          145.1              142.4              137.8
 Amortization of debt issuance costs ................................            4.3                5.6                6.2
 (Gain) loss on sale of product line, brand and facilities, net .....            0.9              (10.8)              14.4
 Miscellaneous, net .................................................           (0.5)              (0.2)               4.9
                                                                         -----------        -----------        -----------
 Income (loss) from continuing operations before income taxes .......         (360.6)            (119.4)            (144.6)
 Provision for income taxes .........................................            9.1                8.6                4.0
                                                                         -----------        -----------        -----------
 Income (loss) from continuing operations ...........................         (369.7)            (128.0)            (148.6)
 Income (loss) from discontinued operations .........................             --                 --                 --
 Extraordinary items -- early extinguishments of debt ...............             --                 --               (3.6)
                                                                         -----------        -----------        -----------
 Net income (loss) ..................................................    $    (369.7)       $    (128.0)       $    (152.2)
                                                                         -----------        -----------        -----------
 OTHER DATA:
 Net cash provided by (used for) operating activities ...............    $     (81.7)       $     (84.0)       $     (86.5)
 Net cash (used for) provided by investing activities ...............          (40.7)             322.1               87.2
 Net cash provided by (used for) financing activities ...............          117.4             (203.7)              46.3
 EBITDA (g) .........................................................          (30.8)             197.5              201.3
 Ratio of earnings to fixed charges (h) .............................             --                0.3x               0.1x
 Capital expenditures ...............................................           42.3               19.0               15.1
 Purchase of permanent displays .....................................           66.5               51.4               44.0
 Unaudited pro forma ratio of earnings to fixed charges (i) .........                                                  0.1x


                                                                            DECEMBER 31,
                                            -----------------------------------------------------------------------------
                                                 1997            1998            1999            2000            2001
                                            -------------   -------------   -------------   -------------   -------------
 BALANCE SHEET DATA (a):
 Total assets ...........................    $  1,759.3      $  1,831.7      $  1,560.6      $  1,104.2      $    991.4
 Total indebtedness .....................       1,467.9         1,687.9         1,809.7         1,593.8         1,661.1
 Total stockholder's deficiency .........        (457.0)         (647.0)       (1,013.2)       (1,104.3)       (1,288.8)

-------------
     See accompanying notes to Summary Historical and Pro Forma Consolidated Financial Data

NOTES TO SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and our Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the summary historical financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

    In November 2001, the FASB Emerging Issues Task Force (the "EITF") reached a consensus on EITF Issue 01-9 entitled "Accounting Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" (the "Guidelines"). The Guidelines address when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in financial statements. We adopted the earlier portion of these Guidelines (formerly EITF Issue 00-14) addressing certain sales incentives effective January 1, 2001, and accordingly, the accompanying summary historical financial data for each of the years in the five-year period ended December 31, 2001 reflect the implementation of the Guidelines. The Guidelines did not affect our operating income (loss), net income (loss) or EBITDA (as defined below).

    In September 2001, Revlon, Inc. acquired from Revlon Holdings Inc., an affiliate and indirect wholly-owned subsidiary of Mafco Holdings, and contributed to us all the assets and liabilities of the Charles of the Ritz business. The acquired assets and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests. The summary historical financial data for each of the years in the five-year period ended December 31, 2001 is restated to reflect the acquisition.

(b) In 1997, we incurred restructuring costs of $20.6 million in connection with the implementation of our business strategy to rationalize factory operations. These costs primarily included severance and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 million settlement of a claim and gains of approximately $4.3 million on the sales of certain factory operations outside the United States.

(c) In late 1998, we developed a strategy to reduce overall costs and streamline operations. To execute against this strategy, we began to develop a restructuring plan and executed the plan in several phases, which has resulted in several restructuring charges being recorded.

    In the fourth quarter of 1998, we committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a charge of $44.2 million, which includes $2.7 million charged to cost of sales. In 1998, we recognized gains of approximately $8.4 million for the sales of certain non-core assets.

(d) In the first nine months of 1999, we continued to implement the restructuring program established in late 1998 for which we recorded a charge of $20.5 million for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

    During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

    During the fourth quarter of 1999, we recorded a charge of $22.0 million to selling, general and administrative costs related to separation costs for various executives terminated in 1999.

(e) In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999.

    During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we decided to improve profitability by reducing personnel and consolidating manufacturing facilities. This program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. This program also includes the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, both of which were effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the program begun in the third quarter of 2000, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

    During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.

(f) In the first, second, third and fourth quarters of 2001, we recorded charges of $14.6 million, $7.9 million, $3.0 million and $12.6 million, respectively, related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits, relocation and to consolidate worldwide operations. The charge in the fourth quarter of 2001 also was for an adjustment to previous estimates of approximately $6.6 million.

    In 2001, we recorded $38.2 million to cost of sales (which includes $6.1 million of increased depreciation) and $5.4 million to selling, general and administrative costs related to additional costs associated with the shutdown of our Phoenix and Canada facilities.

(g) We define EBITDA as operating income (loss) before restructuring costs and other, net, and additional costs associated with the consolidation of our worldwide operations and executive severance, plus depreciation and amortization other than that relating to early extinguishment of debt, discount and debt issuance costs. EBITDA is presented here as a measure of our debt service ability, not of our operating results. EBITDA should not be considered in isolation, as a substitute for net income or cash flow from operations prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of our profitability or liquidity. EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, EBITDA may be defined differently for purposes of our credit agreement.

(h) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by $20.8 million in 1998, $360.6 million in 1999, $119.4 million in 2000 and $144.6 million in 2001.

(i) Pro forma to reflect the increase in interest expense and the amortization of debt issuance costs of $22.7 million and $1.9 million, respectively, for the year ended December 31, 2001, as if the Refinancing Transactions occurred on January 1, 2001. On a pro forma basis, fixed charges would have exceeded earnings before fixed charges by $169.2 million in the year ended December 31, 2001.

                   SUMMARY ONGOING CONSOLIDATED FINANCIAL DATA

     Since 1999, there have been significant developments in our business. We provide the following supplemental financial information describing trends in our ongoing operations. The following table sets forth certain summary unaudited data for the years ended December 31, 2001, 2000 and 1999, reconciling our actual as reported results to the ongoing operations, after giving effect to the following: (i) the disposition of the worldwide professional products line, and the Plusbelle and Colorama brands, assuming such transactions occurred on January 1, 1999; (ii) the elimination of restructuring costs in the period incurred; and (iii) the elimination of additional costs associated with the closing of our Phoenix and Canada facilities that were included in cost of sales and selling, general and administrative expenses and executive severance costs that were included in selling, general and administrative expenses in the period incurred (after giving effect thereto, the "ongoing operations"). The adjustments are based upon available information and certain assumptions that our management believes are reasonable and do not represent pro forma adjustments prepared in accordance with Regulation S-X. The summary unaudited data for the ongoing operations does not purport to represent the results of operations or our financial position that actually would have occurred had the foregoing transactions referred to in (i) above been consummated on January 1, 1999.

     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, incorporated in this prospectus by reference.




                                                                    YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------
                                                            1999(a)         2000(b)         2001(c)
                                                         -------------   -------------   -------------
                                                                     (DOLLARS IN MILLIONS)
STATEMENT OF ONGOING OPERATIONS DATA:
Net sales ............................................    $  1,268.8      $  1,303.7      $  1,305.1
Gross profit .........................................         722.3           800.6           809.0
Selling, general and administrative expenses .........         900.4           729.6           706.0
OTHER DATA:
Total secured debt (at period end) ...................    $    635.7      $    420.4      $    487.5
Total indebtedness (at period end) ...................       1,809.7         1,593.8         1,661.1
EBITDA ...............................................        (72.3)           186.1           202.8
Ratio of EBITDA to interest expense, net .............            --            1.3x             1.5x
Ratio of secured debt to EBITDA ......................            --            2.3x             2.4x
Ratio of total indebtedness to EBITDA ................            --            8.6x             8.2x

-------------
See accompanying notes to Summary Ongoing Consolidated Financial Data

              NOTES TO SUMMARY ONGOING CONSOLIDATED FINANCIAL DATA


(a) Reflects the following adjustments for the year ended December 31, 1999:
    (in millions)


                                                                 PRODUCT LINE,      RESTRUCTURING
                                                                   BRANDS AND         COSTS AND
                                                AS REPORTED     FACILITIES SOLD      OTHER, NET*       ONGOING
                                               -------------   -----------------   --------------   -------------
Net sales ..................................    $  1,709.9         $ (441.1)          $    --        $  1,268.8
Gross profit ...............................         983.6           (261.3)               --             722.3
Selling, general and administrative
 expenses ..................................       1,154.2           (231.8)            (22.0)            900.4
Restructuring costs and other, net .........          40.2             (3.9)            (36.3)               --

*   See footnote (d) on page 15.

(b) Reflects the following adjustments for the year ended December 31, 2000:
   (in millions)


                                                                 PRODUCT LINE,      RESTRUCTURING
                                                                   BRANDS AND         COSTS AND
                                                AS REPORTED     FACILITIES SOLD      OTHER, NET*       ONGOING
                                               -------------   -----------------   --------------   -------------
Net sales ..................................    $  1,447.8         $ (144.1)          $    --        $  1,303.7
Gross profit ...............................         873.5            (77.8)              4.9             800.6
Selling, general and administrative
 expenses ..................................         801.8            (72.2)               --             729.6
Restructuring costs and other, net .........          54.1               --             (54.1)               --

*    See footnote (e) on page 16.

(c)  Reflects the following adjustments for the year ended December 31, 2001:
     (in millions)


                                                                 PRODUCT LINE,      RESTRUCTURING
                                                                   BRANDS AND         COSTS AND
                                                AS REPORTED     FACILITIES SOLD      OTHER, NET*       ONGOING
                                               -------------   -----------------   --------------   -------------
Net sales ..................................    $  1,321.5          $ (16.4)          $    --        $  1,305.1
Gross profit ...............................         777.3             (6.5)              38.2            809.0
Selling, general and administrative
 expenses ..................................         720.5             (9.1)             (5.4)            706.0
Restructuring costs and other, net .........          38.1               --             (38.1)               --

*    See footnote (f) on page 16.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this prospectus and in the documents incorporated by reference herein, the following risk factors should be carefully considered in evaluating the exchange offer and an investment in the exchange notes. The following risk factors, other than "You may have difficulty selling the original notes that you do not exchange," generally apply to the original notes as well as the exchange notes.


RISKS RELATING TO THE NOTES

You may have difficulty selling the original notes that you do not exchange.

     If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Original Notes."


Our substantial indebtedness could affect our operations and flexibility.

     We have a substantial amount of outstanding indebtedness. As of December 31, 2001, our total indebtedness was approximately $1,661.1 million. See "Capitalization." This level of indebtedness could make it more difficult for us to make interest payments on, or to repurchase, the notes. Although the indenture governing the notes, the indentures governing our other outstanding indebtedness, and our 2001 credit agreement limit our ability to borrow additional money, under certain circumstances we are allowed to borrow a significant amount of additional money, which would either rank equally in right of payment with the notes or be subordinated in right of payment to the notes and, in certain circumstances, could be secured on a first-priority basis ahead of the notes. See "Description of Notes -- Certain Covenants." Subject to certain limitations contained in the indenture governing the notes, our non-guarantor subsidiaries may also incur additional debt that would be structurally senior to the notes. See "-- The notes are effectively junior to indebtedness and other liabilities of our non-guarantor subsidiaries." For more information about our indebtedness, see "Description of Other Indebtedness" and "Description of Notes" sections of this prospectus.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other general corporate purposes;

     o limit our ability to fund future working capital, capital expenditures, displays, acquisitions, investments, restructurings and other general corporate requirements; and

     o limit our flexibility in responding to changes in our business and the industry in which we operate.


Our ability to pay principal of the notes depends on many factors.

     We currently anticipate that, in order to pay the principal amount of the notes upon the occurrence of an event of default, to repurchase the notes if a change of control occurs or in the event our cash flows from operations are insufficient to allow us to pay the principal amount of the notes at maturity, we may be required to refinance our indebtedness, sell assets or operations, sell our equity securities or seek capital contributions or loans from our parent, Revlon, Inc., or from our affiliates.

Revlon, Inc. has no assets or operations other than holding our capital stock. None of our affiliates are required to make any capital contributions, loans or other payments to us regarding our obligations on the notes. We cannot assure you that we would be able to pay the principal amount of the notes if we took any of the above actions or that the indenture governing the notes, the indentures governing our other outstanding indebtedness or any of our other debt instruments or the debt instruments of our subsidiaries then in effect would permit us to take any of the above actions. See "-- Restrictions and covenants in debt agreements limit our ability to take certain actions; Consequences of failure to comply" and "Description of Other Indebtedness."


The notes are effectively junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.

     We conduct a significant portion of our operations through our non-guarantor subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, these subsidiaries to pay our obligations, including principal and interest on our indebtedness. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our non-guarantor subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. As of December 31, 2001, our non-guarantor subsidiaries had approximately $108.4 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities, all of which was structurally senior to the notes. See "-- Our substantial indebtedness could affect our operations and flexibility" and "Description of Other Indebtedness." In addition, certain of our foreign subsidiaries have debt obligations that are also secured by the collateral that secures the notes and our 2001 credit agreement. Such obligations, including certain borrowings by foreign subsidiaries under the 2001 credit agreement, may also benefit from liens on assets of the foreign subsidiaries that do not secure the notes.


Our ability to service our debt, meet our debt covenants and meet our cash requirements depends on many factors.

     We currently anticipate that operating cash flow, cash on hand and funds available for borrowing under our 2001 credit agreement, will be sufficient to cover our operating expenses, including cash requirements in connection with our ongoing operations, strategic plans (including restructuring plans) and our debt service requirements, including our debt covenants, for the foreseeable future. However, if we do not otherwise generate sufficient cash flow from our operations, cash on hand or have funds available for borrowing under our credit facilities, we would be required to adopt one or more alternatives. For example, we could be required to:

     o   reduce or delay purchases of permanent displays;

     o   reduce or delay capital spending;

     o   restructure our indebtedness;

     o   delay or revise restructuring programs;

     o   sell assets or operations;

     o   seek capital contributions or loans from our affiliates;

     o   sell equity securities of Revlon, Inc.; and/or

     o   reduce discretionary spending.

     If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments then in effect.


Restrictions and covenants in debt agreements limit our ability to take certain actions; Consequences of failure to comply.


     The indenture governing the notes, the indentures governing our other outstanding indebtedness and our 2001 credit agreement contain a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability, among other things, to:


     o   borrow money;

     o   use assets as security in other borrowings or transactions;

     o   pay dividends on stock or purchase stock;

     o   sell assets;

     o   enter into certain transactions with affiliates; and

     o   make certain investments or acquisitions.


     In addition, the 2001 credit agreement further requires us to maintain certain financial ratios and meet certain tests, including minimum EBITDA and ratio of debt outstanding under the 2001 credit agreement to EBITDA, and restricts our ability and the ability of our subsidiaries to make capital expenditures. Subject to certain limited exceptions, our capital stock, the capital stock of our domestic subsidiaries, as well as 66% of the capital stock of our first-tier foreign subsidiaries, substantially all of our non-real property assets in the United States and our facility located in Oxford, North Carolina are pledged as collateral to secure on a first-priority basis our 2001 credit agreement and certain other obligations. Certain of our foreign assets are pledged to secure local borrowings. In addition, a change of control would be an event of default under the 2001 credit agreement and would give holders of certain of our debt securities, including the notes and our other outstanding notes, the right to require the repurchase of their notes.


     Events beyond our control, such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, could impair our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of our respective debt instruments, including the financial covenants in the 2001 credit agreement. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a default under the applicable debt instruments, including the 2001 credit agreement. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the notes or any of our other debt securities upon a change of control, that we would be able to refinance or restructure the payments on such debt. Further, if we are unable to repay, refinance or restructure our indebtedness under our 2001 credit agreement, the lenders under our 2001 credit agreement could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the 2001 credit agreement and to certain other senior creditors before any proceeds would be available to make payments on the notes. See "-- No assurance of adequacy of collateral; Control by creditors with first-priority liens." In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our or our subsidiaries' other debt instruments, including the notes. See "-- Our substantial indebtedness could affect our operations and flexibility."

No assurance of adequacy of collateral; Control by creditors with first-priority liens.

     The original notes are and the exchange notes will be secured on a second-priority basis by, subject to certain limited exceptions, a pledge of our capital stock, the capital stock of our domestic subsidiaries, as well as 66% of the capital stock of our first-tier foreign subsidiaries, substantially all of our non-real property assets in the United States and our facility located in Oxford, North Carolina. The lenders under the 2001 credit agreement, the trustee under the notes, for the benefit of the holders of the notes, and certain other creditors will share in the proceeds of the collateral; however, the lenders under the 2001 credit agreement and certain other creditors will be entitled to receive proceeds from the collateral before the holders of the notes. The ability of the holders of the notes to realize upon the collateral is limited by the collateral agency agreement, which permits, so long as any obligations having the benefit of the first-priority liens are outstanding, only the holders of those obligations to direct the exercise of remedies against the collateral. In addition, releases of collateral from the second-priority liens will be permitted (i) at our request unless, after notice from us, holders of at least 25% of the outstanding principal amount of the notes object to such release or (ii) upon the written consent of the holders of at least 66 2/3% of the outstanding principal amount of the notes. Certain other releases of collateral will also be permitted. Provisions of the agreements relating to the second-priority liens may be amended or waived automatically upon comparable amendment or waiver of the first-lien collateral documents (except, in the case of releases of collateral, unless certain other conditions are met). In addition, these agreements may be amended or waived (i) at our request unless, after notice from us, holders of at least 25% of the outstanding principal amount of the notes object to such amendment or waiver or
(ii) upon the written consent of the holders of a majority of the outstanding principal amount of the notes. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the notes in the event of a default. If such proceeds were not sufficient to repay amounts due on the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. See "Description of the Collateral and Intercreditor Arrangements."

     The right of the collateral agent to foreclose upon and sell the collateral upon the occurrence of a default will also be subject to limitations under applicable bankruptcy laws if a bankruptcy proceeding were commenced against us or our subsidiaries. In addition, because a portion of the collateral consists of pledges of a portion of the stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first-priority liens.

     The rights of the holders of the notes with respect to the collateral securing the notes are limited pursuant to the terms of the collateral agency agreement. Under the terms of the collateral agency agreement, the holders of the notes will have a second-priority interest in the collateral. Accordingly, any proceeds received upon a realization of the collateral securing the notes and the 2001 credit agreement will be applied first to amounts due under the 2001 credit agreement, amounts due to certain other creditors that have the benefit of the first-priority liens and to pay certain administrative expenses before any amounts will be available to pay the notes. Under the terms of the indenture governing the notes, we are also permitted in the future to incur additional indebtedness which can be secured by the collateral on a first-priority basis and which will be entitled to payment out of the proceeds of any sale of the collateral before the notes. In addition, under the terms of the collateral agency agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the approval of certain amendments to the collateral documents, waivers of past defaults, the ability to cause the commencement of enforcement proceedings and to control the conduct of such proceedings, will be at the direction of the holders of the first-priority obligations and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected.

Limitations on guarantees -- The guarantees provided by Revlon, Inc. and our subsidiaries are subject to certain defenses that may limit your right to receive payment on the notes.


     Although the guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain "suretyship" defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. See "-- Possible avoidance of guarantees and liens." To the extent that the guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors.


Possible avoidance of guarantees and liens -- Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing these guarantees and require noteholders to return payments received from us or the guarantors.


     Our creditors or the creditors of our guarantors could challenge these guarantees and these liens as fraudulent conveyances or on other grounds. The delivery of these guarantees and the grant of the second-priority liens securing these guarantees could be found to be a fraudulent transfer and declared void if a court determined that: the guarantor delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors; the guarantor did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien; or the guarantor was insolvent at the time it delivered the guarantee and granted the lien. If a court declares either these guarantees or these liens to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would be unsecured and subordinated to the debt of our guarantor, including trade payables.


You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.


     You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on November 26, 2001 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.


     There is no existing trading market for the exchange notes, and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the original notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Salomon Smith Barney Inc., Bear, Stearns & Co., Inc. and Lehman Brothers Inc., the initial purchasers of the original notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.


     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

     Any broker-dealer that:

     o exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

     o resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

     In addition to broker-dealers, any noteholder that exchanges its original notes in exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.


RISKS RELATING TO THE COMPANY

Limited operating history under the new business strategy.

     We have recently implemented material changes in our business strategy intended to improve operating results and are in the process of implementing further changes. There can be no assurance that the changes will be successful or that they will enable us to achieve or maintain profitable operations. Additionally, it is possible that the changes may have other unanticipated consequences which could be adverse to our business. The new business strategy involves a number of significant changes including:

     o   introduction of a significant number of new products;

     o revised trade terms with our domestic customers which are intended to, among others things, increase consumer sell-through of our products, reduce merchandise returns and reduce claims for damages;

     o a change in our advertising strategy and execution by using outside agencies and consolidation into a single agency;

     o significant reductions in administrative expenses principally by reducing staffing levels throughout the company;

     o shutdowns or dispositions of manufacturing facilities that are underutilized, consolidation of manufacturing operations and outsourcing to third-party manufacturers; and

     o a shift in our advertising and promotional strategy to put less emphasis on trade promotion and discounting and more on consumer advertising.

     Each of the components of the new business strategy carries significant risks as well as the possibility of unexpected consequences. Potential risks include:

     o   failure of consumers to accept our new product offerings;

     o failure of domestic customers to accept and adhere to the revised trade program;

     o reductions in net sales as a result of the revised trade program and/or as a result of a shift in our advertising and promotional strategy;

     o failure of the revised trade program to result in increased consumer sell-through, decreased returns and decreased damage claims;

     o possible increases in advertising costs and/or failure to achieve the intended effect of the new advertising strategy;

     o if we elect to pursue a company-wide enterprise software system, the failure to successfully implement such system or the failure of such system to successfully integrate our internal systems, unexpected costs in implementing it or disruptions during implementation;

     o significant severance and other cash costs arising out of reductions in administrative expenses;

     o possible adverse effects on employee morale and loss of needed employees; and

     o disruptions resulting from consolidation or outsourcing of manufacturing.

     Our former President and Chief Executive Officer, Jeffrey M. Nugent resigned his employment with us, effective February 14, 2002 and on February 19, 2002, we announced the appointment of Jack L. Stahl, former president and chief operating officer of Coca-Cola Company, as our new President and Chief Executive Officer. Several of our other executive officers joined the company in the recent past. Accordingly, there has been limited opportunity for us to evaluate the effectiveness of our new management team as a working unit. The failure of our senior management to function effectively as a team may have an adverse effect on our ability to implement our business strategy.


Dependence on Oxford, North Carolina facility.

     As of December 31, 2001, following our efforts to rationalize and consolidate our global manufacturing, a substantial portion of our products were produced at our Oxford, North Carolina facility. Significant unscheduled downtime at this facility due to equipment breakdowns, power failures, natural disasters or any other cause, could adversely affect our results of operations and financial condition. Although we maintain insurance, including business interruption insurance, that we consider to be adequate under the circumstances, there can be no assurance that we will not incur losses beyond the limits or outside the coverage of our insurance.


Dependence on Maesteg, Wales facility.

     In July 2001, we sold our principal European manufacturing facility in Maesteg, Wales and entered into a long-term supply contract with the purchaser under which the purchaser produces substantially all Revlon color cosmetics and other products for the European market. If the purchaser is unable to fulfill its obligations under this supply contract because of manufacturing difficulties or disruption at the Maesteg, Wales facility or for any other reason, this could adversely affect our sales in the European market which could have an adverse effect on our overall results of operations and financial condition.


We depend on a limited number of customers for a large portion of our net sales.

     In 2001, 2000 and 1999, Wal-Mart, Inc. and its affiliates accounted for approximately 19.9%, 16.5% and 13.1%, respectively, of our net sales (without giving effect to the adjustments resulting from the adoption of EITF Issue 01-9 discussed below). As a result of our dispositions of non-core assets, including certain international businesses, we expect that for 2002 and future periods a small number of other customers will, in the aggregate, account for a large portion of our net sales. The loss of Wal-Mart or one or more of our other customers that may account for a significant portion of our sales, or any significant decrease in sales to these customers, could have a material adverse effect on our business, financial condition and results of operations.

     In January 2002, Kmart Corporation filed a bankruptcy petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Less than 5% of our 2001 net sales were made to Kmart. We plan to continue doing business with Kmart for the foreseeable future and accordingly, based upon the information currently available, believe that Kmart's bankruptcy proceedings will not have a material adverse effect on our business, financial condition or results of operations.

Competition could materially adversely affect our business, financial condition and results of operations.

     The consumer products business is highly competitive. We compete on the basis of numerous factors. Brand recognition, product quality, performance and price, and the extent to which consumers are educated on product benefits have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets. An increase in the amount of competition that we face could have a material adverse effect on our business, financial condition and results of operations. We have experienced declines in our market share in various product categories since late 1998 and there can be no assurance that such declines will not continue. In addition, we compete in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than we do, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than we do. Certain of our competitors have increased their spending on discounting and promotional activities in U.S. mass market cosmetics. In addition to products sold in the mass-market and demonstrator-assisted channels, our products also compete with similar products sold door-to-door or through mail order or telemarketing by representatives of direct sales companies.


Social, political and economic risks affecting foreign operations and effects of foreign currency fluctuation.

     As of December 31, 2001, we had operations based in 20 foreign countries. We are exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where we have operations, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. Our net sales outside of the United States were 35.5%, 41.8% and 46.9% for 2001, 2000 and 1999, respectively. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations. We enter into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. We had no forward foreign exchange contracts outstanding at December 31, 2001. We recorded net foreign currency (losses) gains of $(2.2) million, $(1.6) million and $0.5 million for 2001, 2000 and 1999, respectively. We can offer no assurances as to the future effect of changes in social, political and economic conditions on our business or financial condition.


Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other attacks or acts of war may adversely affect the markets in which we operate, our operations and our profitability.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, the military response and future developments may adversely effect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for our products. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.


Control by MacAndrews & Forbes.

     MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings") is a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. MacAndrews & Forbes owns indirectly approximately 83% of the outstanding common stock of Revlon, Inc., which owns 100% of our common stock. MacAndrews & Forbes will therefore be able to direct and control our policies and those of our subsidiaries, including mergers, sales of assets and similar transactions. Our shares of common stock are pledged to secure Revlon, Inc.'s guarantee under our 2001 credit agreement and the notes, and shares of Revlon, Inc. and shares of common stock of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A foreclosure upon any such shares of common stock could constitute a change of control under the indenture governing the notes and the indentures governing our other outstanding indebtedness and certain other debt instruments of ours and of our subsidiaries. A change of control constitutes an event of default under the 2001 credit agreement, which would permit our lenders to accelerate the 2001 credit agreement. In addition, holders of the notes, our 9% Senior Notes due 2006, our 8 1/8% Senior Notes due 2006 and our 8 5/8% Senior Subordinated Notes due 2008, may require us to repurchase their notes under those circumstances. See "-- Our ability to pay principal of the notes depends on many factors." We may not have sufficient funds at the time of the change of control to repay in full the borrowings under our 2001 credit agreement or to repurchase the notes and our other outstanding notes. See "-- The notes are effectively junior to the indebtedness and other liabilities of our non-guarantor subsidiaries."


Forward-Looking Statements.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

     o   the introduction of new products;

     o our plans to update our retail presence, evaluate, test and install new display walls (and our estimates of the costs of such new displays, the effects of such plans on the accelerated amortization of existing displays and the estimated amount of such amortization) and our plans to update the image of the Revlon brand through the introduction of new graphics and package designs;

     o   our future financial performance;

     o the effect on sales of political and/or economic conditions, adverse currency fluctuations and competitive activities;

     o the possible implementation of a new Enterprise Resource Planning, or ERP, System, the costs and benefits of such system and the effects of the adoption of such system on the accelerated amortization of existing information systems if we proceed with such system;

     o restructuring activities, restructuring costs, the timing of such payments and annual savings and other benefits from such activities;

     o the charges, the cash cost and the savings resulting from plant shutdowns, dispositions and outsourcing;

     o the effects of revised trade terms for our U.S. customers, including reduced returns;

     o cash flow from operations, cash on hand and availability of borrowings under the 2001 credit agreement, the sufficiency of such funds to satisfy our cash requirements in 2002, and the availability of funds from capital contributions or loans from Revlon, Inc. or other of our affiliates;

     o uses of funds, including for the purchases of permanent displays, capital expenditures (and our estimates of the amounts of such expenses) and restructuring costs (and our estimates of the amounts of such costs);

     o the availability of raw materials and components and, with respect to Europe, products, including that our facilities and third party contractual supplier arrangements will provide sufficient capacity for our current and expected production requirements;

     o   matters concerning market-risk sensitive instruments;

     o   the effects of transition to the Euro;

     o the effects of the adoption of certain accounting principles, including our estimates of the amounts of unamortized goodwill and identifiable intangible assets; and

     o the effects of the loss of one or more customers, including, without limitation, Wal-Mart, and the status of our relationship with our customers.

     Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the SEC, including this filing, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

     o difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings;

     o difficulties or delays or unanticipated costs associated with our test and possible implementation of new display walls and new graphics and package designs;

     o changes in consumer preferences, including reduced consumer demand for our color cosmetics and other current products;

     o effects of and changes in political and/or economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in international markets;

     o actions by competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes, including increases in market share;

     o unanticipated costs or difficulties or delays in completing projects associated with our strategic plan, including in connection with the implementation of a new ERP system;

     o difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from our restructuring activities;

     o difficulties or delays in implementing, higher than expected charges and cash costs or lower than expected savings from the shutdown, disposition, outsourcing and consolidation of manufacturing operations;

     o difficulties or delays in achieving the intended results of the revised trade terms, including, without limitation, lower returns or unexpected consequences from the revised trade terms including the possible effect on sales;

     o lower than expected cash flow from operations, the inability to secure capital contributions or loans from Revlon, Inc. or other of our affiliates or the unavailability of funds under the 2001 credit agreement;

     o higher than expected operating expenses, working capital expenses, permanent display costs, capital expenditures, restructuring costs or debt service payments;

     o difficulties or delays in sourcing raw materials or components and, with respect to Europe, products;

     o interest rate or foreign exchange rate changes affecting us and our market sensitive financial instruments;

     o difficulties, delays or unanticipated costs associated with the transition to the Euro;

     o unanticipated effects of our adoption of certain new accounting standards; and

     o combinations among significant customers or the loss, insolvency or failure to pay debts by a significant customer or customers.


     You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us. Forward-looking statements speak only as of the date they are made, and, except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K to the SEC (which, among other places, can be found on the SEC's website at http://www.sec.gov, as well as on our website at www.revloninc.com.) See "Where You Can Find More Information." The cautionary discussion of risks and uncertainties under "Risk Factors" are factors that we think could cause our actual results to differ materially from expected results. Factors other than those listed above could cause our results to differ materially from expected results. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                USE OF PROCEEDS


     We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.


     On November 26, 2001, we issued and sold the original notes in a private placement, receiving gross proceeds of $350.5 million. We used the net proceeds of that offering, together with borrowings under the 2001 credit agreement, to repay indebtedness outstanding under our previous credit agreement and to pay fees and expenses incurred in connection with the Refinancing Transactions, with the balance available for general corporate purposes.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA
                    OF REVLON CONSUMER PRODUCTS CORPORATION

     Our selected historical consolidated financial data for each of the five years in the five-year period ended December 31, 2001 has been derived from our audited consolidated financial statements. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements and related notes and the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, incorporated by reference in this prospectus.




                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                         1997               1998
                                                  ------------------ ------------------
                                                          (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA (a):
Net sales .......................................    $   2,156.4        $   2,149.7
Gross profit ....................................        1,377.2            1,347.6(c)
Selling, general and administrative expenses.....        1,158.2            1,188.3
Restructuring costs and other, net ..............            3.6(b)            33.1(c)
                                                     -----------        -----------
Operating income (loss) .........................          215.4              126.2
Interest expense, net ...........................          129.5              132.7
Amortization of debt issuance costs .............            6.6                5.1
(Gain) loss on sale of product line, brand
 and facilities, net ............................             --                 --
Miscellaneous, net ..............................           12.2                9.2
                                                     -----------        -----------
Income (loss) from continuing operations
 before income taxes ............................           67.1              (20.8)
Provision for income taxes ......................            9.3                5.0
                                                     -----------        -----------
Income (loss) from continuing operations ........           57.8              (25.8)
Income (loss) from discontinued operations.......            0.7              (64.2)
Extraordinary items -- early extinguishment
 of debt ........................................          (14.9)             (51.7)
                                                     -----------        -----------
Net income (loss) ...............................    $      43.6        $    (141.7)
                                                     ===========        ===========
OTHER DATA:
Net cash provided by (used for) operating
 activities .....................................    $       7.8        $     (51.1)
Net cash (used for) provided by investing
 activities .....................................          (84.3)             (91.0)
Net cash provided by (used for) financing
 activities .....................................           85.8              158.7
EBITDA (g) ......................................          312.1              268.2
Ratio of earnings to fixed charges (h) ..........            1.4x               0.9x
Capital expenditures ............................           52.3               60.8
Purchase of permanent displays ..................           68.9               76.6
Unaudited proforma ratio of earnings to
 fixed charges(i) ...............................
                                                               DECEMBER 31,
                                                  --------------------------------------
                                                            1997               1998
                                                  --------------        -----------
BALANCE SHEET DATA (a):
Total assets ....................................    $   1,759.3        $   1,831.7
Total indebtedness ..............................        1,467.9            1,687.9
Total stockholder's deficiency ..................         (457.0)            (647.0)



                                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                         1999               2000               2001
                                                  ------------------ ------------------ ------------------
                                                                   (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA (a):
Net sales .......................................    $   1,709.9        $   1,447.8        $   1,321.5
Gross profit ....................................          983.6              873.5(e)           777.3(f)
Selling, general and administrative expenses.....        1,154.2(d)           801.8              720.5(f)
Restructuring costs and other, net ..............           40.2(d)            54.1(e)            38.1(f)
                                                     -----------        -----------        -----------
Operating income (loss) .........................         (210.8)              17.6               18.7
Interest expense, net ...........................          145.1              142.4              137.8
Amortization of debt issuance costs .............            4.3                5.6                6.2
(Gain) loss on sale of product line, brand
 and facilities, net ............................            0.9              (10.8)              14.4
Miscellaneous, net ..............................           (0.5)              (0.2)               4.9
                                                     -----------        -----------        -----------
Income (loss) from continuing operations
 before income taxes ............................         (360.6)            (119.4)            (144.6)
Provision for income taxes ......................            9.1                8.6                4.0
                                                     -----------        -----------        -----------
Income (loss) from continuing operations ........         (369.7)            (128.0)            (148.6)
Income (loss) from discontinued operations.......             --                 --                 --
Extraordinary items -- early extinguishment
 of debt ........................................             --                 --               (3.6)
                                                     -----------        -----------        -----------
Net income (loss) ...............................    $    (369.7)       $    (128.0)       $    (152.2)
                                                     ===========        ===========        ===========
OTHER DATA:
Net cash provided by (used for) operating
 activities .....................................    $     (81.7)       $     (84.0)       $     (86.5)
Net cash (used for) provided by investing
 activities .....................................          (40.7)             322.1               87.2
Net cash provided by (used for) financing
 activities .....................................          117.4             (203.7)              46.3
EBITDA (g) ......................................          (30.8)             197.5              201.3
Ratio of earnings to fixed charges (h) ..........             --                0.3x               0.1x
Capital expenditures ............................           42.3               19.0               15.1
Purchase of permanent displays ..................           66.5               51.4               44.0
Unaudited proforma ratio of earnings to
 fixed charges(i) ...............................                                                  0.1x

                                                            1999               2000               2001
                                                     -----------        -----------        -----------
BALANCE SHEET DATA (a):
Total assets ....................................    $   1,560.6        $   1,104.2        $     991.4
Total indebtedness ..............................        1,809.7            1,593.8            1,661.1
Total stockholder's deficiency ..................       (1,013.2)          (1,104.3)          (1,288.8)

See accompanying notes to Selected Historical and Unaudited Pro Forma Consolidated Financial Data.

NOTES TO SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                                      DATA

(a) In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and our Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the selected consolidated financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

    In November 2001, the FASB EITF reached a consensus on the Guidelines which address when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in financial statements. We adopted the earlier portion of these Guidelines (formerly EITF Issue 00-14) addressing certain sales incentives effective January 1, 2001, and accordingly, the accompanying selected consolidated financial data for each of the years in the five-year period ended December 31, 2001 reflect the implementation of the Guidelines. The Guidelines did not affect our operating income (loss), net income (loss) or EBITDA (as defined below).

    In September 2001, Revlon, Inc. acquired from Revlon Holdings Inc., an affiliate and indirect wholly-owned subsidiary of Mafco Holdings, and contributed to us all the assets and liabilities of the Charles of the Ritz business. The acquired assets and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests. The selected consolidated financial data for each of the years in the five-year period ended December 31, 2001 is restated to reflect the acquisition.


(b) In 1997, we incurred restructuring costs of $20.6 million in connection with the implementation of our business strategy to rationalize factory operations. These costs primarily included severance and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 million settlement of a claim and gains of approximately $4.3 million on the sales of certain factory operations outside the United States.

(c) In late 1998, we developed a strategy to reduce overall costs and streamline operations. To execute against this strategy, we began to develop a restructuring plan and executed the plan in several phases, which has resulted in several restructuring charges being recorded.

    In the fourth quarter of 1998, we committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a charge of $44.2 million, which includes $2.7 million charged to cost of sales. In 1998, we recognized gains of approximately $8.4 million for the sales of certain non-core assets.

(d) In the first nine months of 1999, we continued to implement the restructuring program established in late 1998 for which we recorded a charge of $20.5 million for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

    During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

    During the fourth quarter of 1999, we recorded a charge of $22.0 million to selling, general and administrative costs related to separation costs for various executives terminated in 1999.

(e) In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999.

    During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we decided to improve profitability by reducing personnel and consolidating manufacturing facilities. This program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. This program also includes the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, both of which were effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the program begun in the third quarter of 2000, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

    During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.

(f) In the first, second, third and fourth quarters of 2001, we recorded charges of $14.6 million, $7.9 million, $3.0 million and $12.6 million, respectively, related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits, relocation and to consolidate worldwide operations. The charge in the fourth quarter of 2001 also was for an adjustment to previous estimates of approximately $6.6 million.

    In 2001, we recorded $38.2 million to cost of sales (which includes $6.1 million of increased depreciation) and $5.4 million to selling, general and administrative costs related to additional costs associated with the consolidation of our Phoenix and Canada facilities.

(g) We define EBITDA as operating income (loss) before restructuring costs and other, net, and additional costs associated with the consolidation of our worldwide operations and executive severance, plus depreciation and amortization other than that relating to early extinguishment of debt, discount and debt issuance costs. EBITDA is presented here as a measure of our debt service ability, not of our operating results. EBITDA should not be considered in isolation, as a substitute for net income or cash flow from operations prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of our profitability or liquidity. EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, EBITDA may be defined differently for purposes of our credit agreement.

(h) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by $20.8 million in 1998, $360.6 million in 1999, $119.4 million in 2000 and $144.6 million in 2001.

(i) Pro forma to reflect the increase in interest expense and the amortization of debt issuance costs of $22.7 million and $1.9 million, respectively, for the year ended December 31, 2001, as if the Refinancing Transactions occurred on January 1, 2001. On a pro forma basis, fixed charges would have exceeded earnings before fixed charges by $169.2 million in the year ended December 31, 2001.

                              SELECTED HISTORICAL
                          CONSOLIDATED FINANCIAL DATA
                                OF REVLON, INC.

     The selected historical consolidated financial data of Revlon, Inc. and subsidiaries for each of the five years in the five-year period ended December 31, 2001 has been derived from the audited consolidated financial statements of Revlon, Inc. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements and related notes and the report of Revlon, Inc.'s independent auditors included in the Annual Report on Form 10-K of Revlon, Inc. for the fiscal year ended December 31, 2001, incorporated by reference in this prospectus. All references to "we", "our", "ours" and "us" in this section are to Revlon, Inc. and its subsidiaries.




                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                         1997               1998
                                                  ------------------ ------------------
                                                          (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA (a):
Net sales .......................................    $   2,156.4        $   2,149.7
Gross profit ....................................        1,377.2            1,347.6(c)
Selling, general and administrative expenses.....        1,159.4            1,189.8
Restructuring costs and other, net ..............            3.6(b)            33.1(c)
                                                     -----------        -----------
Operating income (loss) .........................          214.2              124.7
Interest expense, net ...........................          129.5              132.7
Amortization of debt issuance costs .............            6.6                5.1
(Gain) loss on sale of product line, brand
 and facilities, net ............................             --                 --
Miscellaneous, net ..............................           12.2                9.2
                                                     -----------        -----------
Income (loss) from continuing operations
 before income taxes ............................           65.9              (22.3)
Provision for income taxes ......................            9.3                5.0
                                                     -----------        -----------
Income (loss) from continuing operations ........           56.6              (27.3)
Income (loss) from discontinued operations.......            0.7              (64.2)
Extraordinary items -- early extinguishment
 of debt ........................................          (14.9)             (51.7)
                                                     -----------        -----------
Net income (loss) ...............................    $      42.4        $    (143.2)
                                                     ===========        ===========
OTHER DATA:
Net cash provided by (used for) operating
 activities .....................................    $       7.6        $     (52.2)
Net cash (used for) provided by investing
 activities .....................................          (84.3)             (91.0)
Net cash provided by (used for) financing
 activities .....................................           86.0              159.8
EBITDA (g) ......................................          310.9              266.7
Ratio of earnings to fixed charges (h) ..........            1.4x               0.9x
Capital expenditures ............................           52.3               60.8
Purchase of permanent displays ..................           68.9               76.6


                                                               DECEMBER 31,
                                                  --------------------------------------
                                                        1997                1998
                                                  --------------        -----------
BALANCE SHEET DATA (a):
Total assets ....................................    $   1,757.6        $   1,831.0
Total indebtedness ..............................        1,467.9            1,687.9
Total stockholder's deficiency ..................         (458.8)            (647.7)



                                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                         1999               2000               2001
                                                  ------------------ ------------------ ------------------
                                                                   (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA (a):
Net sales .......................................    $   1,709.9        $   1,447.8        $   1,321.5
Gross profit ....................................          983.6              873.5(e)           777.3(f)
Selling, general and administrative expenses.....        1,155.4(d)           803.5              723.1(f)
Restructuring costs and other, net ..............           40.2(d)            54.1(e)            38.1(f)
                                                     -----------        -----------        -----------
Operating income (loss) .........................         (212.0)              15.9               16.1
Interest expense, net ...........................          145.1              142.4              136.6
Amortization of debt issuance costs .............            4.3                5.6                6.2
(Gain) loss on sale of product line, brand
 and facilities, net ............................            0.9              (10.8)              14.4
Miscellaneous, net ..............................           (0.5)              (0.2)               4.9
                                                     -----------        -----------        -----------
Income (loss) from continuing operations
 before income taxes ............................         (361.8)            (121.1)            (146.0)
Provision for income taxes ......................            9.1                8.6                4.1
                                                     -----------        -----------        -----------
Income (loss) from continuing operations ........         (370.9)            (129.7)            (150.1)
Income (loss) from discontinued operations.......             --                 --                 --
Extraordinary items -- early extinguishment
 of debt ........................................             --                 --               (3.6)
                                                     -----------        -----------        -----------
Net income (loss) ...............................    $    (370.9)       $    (129.7)       $    (153.7)
                                                     ===========        ===========        ===========
OTHER DATA:
Net cash provided by (used for) operating
 activities .....................................    $     (81.8)       $     (84.0)       $     (86.5)
Net cash (used for) provided by investing
 activities .....................................          (40.7)             322.1               87.2
Net cash provided by (used for) financing
 activities .....................................          117.5             (203.7)              46.3
EBITDA (g) ......................................          (32.0)             195.8              198.7
Ratio of earnings to fixed charges (h) ..........             --                0.2x               0.1x
Capital expenditures ............................           42.3               19.0               15.1
Purchase of permanent displays ..................           66.5               51.4               44.0

                                                         1999               2000               2001
                                                     -----------        -----------        -----------
BALANCE SHEET DATA (a):
Total assets ....................................    $   1,558.9        $   1,101.8        $     997.6
Total indebtedness ..............................        1,809.7            1,593.8            1,661.1
Total stockholder's deficiency ..................       (1,015.0)          (1,106.7)          (1,282.7)

See accompanying notes to Selected Historical Consolidated Financial Data.

            NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(a) In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and our Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the selected consolidated financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

    In November 2001, the FASB Emerging Issues Task Force (the "EITF") reached a consensus on the Guidelines which address when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in financial statements. We adopted the earlier portion of these Guidelines (formerly EITF Issue 00-14) effective January 1, 2001, and accordingly, the accompanying selected consolidated financial data for each of the years in the five-year period ended December 31, 2001 reflect the implementation of the Guidelines. The Guidelines did not affect our operating income (loss), net income (loss) or EBITDA (as defined below).

    In September 2001, Revlon, Inc. acquired from Revlon Holdings Inc., an affiliate and indirect wholly-owned subsidiary of Mafco Holdings, and contributed to Revlon all the assets and liabilities of the Charles of the Ritz business. The acquired assets and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests. The selected consolidated financial data for each of the years in the five-year period ended December 31, 2001 is restated to reflect the acquisition.


(b) In 1997, we incurred restructuring costs of $20.6 million in connection with the implementation of our business strategy to rationalize factory operations. These costs primarily included severance and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 million settlement of a claim and gains of approximately $4.3 million on the sales of certain factory operations outside the United States.

(c) In late 1998, we developed a strategy to reduce overall costs and streamline operations. To execute against this strategy, we began to develop a restructuring plan and executed the plan in several phases, which has resulted in several restructuring charges being recorded.

    In the fourth quarter of 1998, we committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a charge of $44.2 million, which includes $2.7 million charged to cost of sales. In 1998, we recognized gains of approximately $8.4 million for the sales of certain non-core assets.

(d) In the first nine months of 1999, we continued to implement the restructuring program established in late 1998 for which we recorded a charge of $20.5 million for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

    During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1998, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

    During the fourth quarter of 1999, we recorded a charge of $22.0 million to selling, general and administrative costs related to separation costs for various executives terminated in 1999.

(e) In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999.

    During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we decided to improve profitability by reducing personnel and consolidating manufacturing facilities. This program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. This program also includes the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand, and the elimination of several domestic and international executive and operational positions, both of which were effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the program begun in the third quarter of 2000, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.


    During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.


(f) In the first, second, third and fourth quarters of 2001, we recorded charges of $14.6 million, $7.9 million, $3.0 million and $12.6 million, respectively, related to previous restructuring programs, as well as the 2000 restructuring program, principally for additional employee severance and other personnel benefits, relocation and to consolidate worldwide operations and the charge in the fourth quarter of 2001 also was for an adjustment to previous estimates of approximately $6.6 million.


    In 2001, we recorded $38.2 million to cost of sales (which includes $6.1 million of increased depreciation) and $5.4 million to selling, general and administrative costs related to additional costs associated with the shutdown of Phoenix and Canadian facilities.


(g) We define EBITDA as operating income (loss) before restructuring costs and other, net, and additional costs associated with the consolidation of our worldwide operations and executive severance, plus depreciation and amortization other than that relating to early extinguishment of debt, discount and debt issuance costs. EBITDA is presented here as a measure of our debt service ability, not of our operating results. EBITDA should not be considered in isolation, as a substitute for net income or cash flow from operations prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of our profitability or liquidity. EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, EBITDA may be defined differently for purposes of our credit agreement.


(h) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factors). Fixed charges exceeded earnings by $22.3 million in 1998, $361.8 million in 1999, $121.1 million in 2000 and $146.0 million in 2001.

                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER

     When we sold the original notes in November 2001, we and the guarantors entered into a registration agreement with the initial purchasers of those original notes. Under the registration agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes which are registered under the Securities Act. We also agreed to use our respective best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration agreement provides that we will be required to pay additional cash interest to the holders of the original notes if:

     o   the registration statement is not filed by February 25, 2002;

     o   the registration statement is not declared effective by May 28, 2002;
         or

     o   the exchange offer has not been consummated by June 24, 2002.

     A copy of the registration agreement is filed as an exhibit to the registration statement of which this prospectus is a part.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City
time, on       , 2002. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

     As of the date of this prospectus, $363,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter
of transmittal, is first being sent on or about       , 2002 to all holders of
original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer."

     We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

     Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

     Except as described below, a tendering holder must, on or prior to the expiration date:

     o transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Wilmington Trust Company at the address listed below under the heading "Exchange Agent"; or

     o if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange Agent."

     In addition:

     o the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

     o a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The Depository Trust Company will be referred to as DTC in this prospectus.

     The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

     The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

     If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

     o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     o   for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

     We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

     We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

     If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

     If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things,

     o the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

     o neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

     In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

     If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."


ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

     For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

     In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

     o certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

     o   a properly completed and duly executed letter of transmittal; and

     o   all other required documents.

     Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.


BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     o be transmitted to and received by the exchange agent at the address listed below under "-- Exchange Agent" on or prior to the expiration date; or

     o   comply with the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

     If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     o   the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

         (1) stating the name and address of the holder of original notes and the amount of original notes tendered;

         (2) stating that the tender is being made; and

         (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.


WITHDRAWAL RIGHTS

     Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

     o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

     o contain a statement that the holder is withdrawing his election to have the original notes exchanged;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

     o specify the name in which the original notes are registered, if different from that of the depositor.

     If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.


CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

     o there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

         (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

         (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

         (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

     o any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

     o   the following has occurred:

         (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

         (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

         (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

         (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

     o any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

     These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.


     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.


EXCHANGE AGENT


     We have appointed Wilmington Trust Company as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:


             Delivery To: Wilmington Trust Company, Exchange Agent



By Hand Before 5:00 p.m.:              By Registered or Certified Mail:
 Wilmington Trust Company                    Wilmington Trust Company
 311 West 11th Street                           Rodney Square North
 Wilmington, DE 19801-1615                     1100 N. Market Street
Attention: Corporate Trust                     Wilmington, DE 19890
     Reorg Services,                        Attention: Corporate Trust
       1st Floor,                                 Reorg Services,
      Aubrey Rosa                                   1st Floor,
                                                   Aubrey Rosa


                      For Information Call: (302) 636-6472



                            By Facsimile Transmission
                (for Eligible Institutions only): (302) 636-4145
                      Confirm by Telephone: (302) 636-6472


     All other questions should be addressed to Revlon Consumer Products Corporation, 625 Madison Avenue, New York, NY 10022, Attention: Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.


FEES AND EXPENSES


     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.

TRANSFER TAXES


     Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.


CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES


     Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.


     Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:


     o   will not be able to rely on the interpretation of the SEC's staff;

     o   will not be able to tender its original notes in the exchange offer;
         and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."


     We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                                 CAPITALIZATION


     The following table sets forth our cash and capitalization as of December 31, 2001. The information presented below should be read in conjunction with "Summary Historical and Unaudited Pro Forma Consolidated Financial Data" and "Summary Ongoing Consolidated Financial Data" included elsewhere in this prospectus and our consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our reports incorporated by reference herein.




                                                       DECEMBER 31,
                                                           2001
                                                      --------------
                                                       (IN MILLIONS)
Cash and cash equivalents .........................     $    103.3
Marketable securities .............................            2.2
                                                        ----------
                                                        $    105.5
                                                        ==========
SHORT-TERM DEBT:
Secured debt:
 Short-term borrowings ............................     $     17.5
                                                        ----------
   Total short-term debt ..........................           17.5
                                                        ----------
LONG-TERM DEBT:
Secured debt:
 Credit agreement
    Term loan .....................................          117.9
    Revolving loans ...............................            1.3
 12% Senior Secured Notes due 2005 (a) ............          350.8
                                                        ----------
    Total secured debt ............................          487.5
                                                        ----------
Unsecured debt:
 8 1/8% Senior Notes due 2006 .....................          249.6
 9% Senior Notes due 2006 .........................          250.0
 8 5/8% Senior Subordinated Notes due 2008 ........          649.9
 Advances from Holdings ...........................           24.1
                                                        ----------
   Total unsecured debt ...........................        1,173.6
   TOTAL INDEBTEDNESS .............................        1,661.1
                                                        ----------
   TOTAL STOCKHOLDER'S DEFICIENCY .................       (1,288.8)
                                                        ----------
    TOTAL CAPITALIZATION ..........................     $    372.3
                                                        ==========


----------

(a) Reflects issuance of $363.0 million aggregate principal amount of notes at a price of 96.569% of principal amount.

                             DESCRIPTION OF NOTES

     The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Revlon Consumer Products Corporation, and not to any of its Subsidiaries.


GENERAL

     The original notes were, and the exchange notes will be, issued by us under an Indenture dated as of November 26, 2001, among the Company, the Guarantors and Wilmington Trust Company, as Trustee (the "Indenture"). In connection with the consummation of the Refinancing Transactions, we and the Guarantors also entered into a Collateral Agency Agreement and various security documents relating to the collateral securing the original notes and which will secure the exchange notes.

     We urge you to read the Indenture, the Collateral Agency Agreement and other security documents because they, and not this description, define your rights as a holder of the original notes and the exchange notes, together referred to as the Notes. Copies of the Indenture, the Collateral Agency Agreement and other security documents are available upon request to us at the address indicated under "Incorporation of Certain Documents by Reference."

     We have issued $363 million in aggregate principal amount of original notes and, subject to compliance with the debt and lien incurrence covenants in the Indenture, can issue up to $300 million in aggregate principal amount of additional Notes at later dates under the same Indenture. We can issue additional Notes as part of the same series. Any additional Notes that we issue in the future will be identical in all respects to the Notes that we have already issued, including as to their secured status, except that Notes issued in the future will have different issuance prices and issuance dates. We will issue Notes only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000.


PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on December 1, 2005. We have issued $363 million aggregate principal amount of original notes.

     Interest on the Notes accrues at a rate of 12% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2002. We will pay interest to those persons who were holders of record on the May 15 or November 15 immediately preceding each interest payment date.

     Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The interest rate on the Notes will increase by 0.50% if:

     (1)  we do not file within 90 days after the issuance of the Notes either:

          (A)   a registration statement to allow for an exchange offer or;

          (B)   a resale shelf registration statement for the Notes; or

     (2) we do not complete the exchange offer (or a resale shelf registration statement is not declared effective) within 210 days after the issuance of the Notes.

RANKING

     The original notes are, and the exchange notes will be:

     o   senior secured obligations of the Company;

     o equal in ranking ("pari passu") with all our existing and future senior debt, and will have the benefit of the second-priority security interests described under "Security;"

     o senior in right of payment to all our existing and future subordinated debt; and

     o guaranteed on a senior secured basis by the Parent Guarantor and the Subsidiary Guarantors;

As of December 31, 2001, the total senior indebtedness and other liabilities of the Company and the Subsidiary Guarantors, excluding unused commitments made by lenders, was as follows:


     $1,171.1 million --  approximate total senior indebtedness and other liabilities of the Company and the Subsidiary Guarantors, combined and excluding the notes and intercompany liabilities of approximately $425.5 million and $560.7 million payable by us and the Subsidiary Guarantors, respectively, offset by intercompany receivables of approximately $769.1 million and $387.1 million payable to us and the Subsidiary Guarantors, respectively


     We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the original notes are, and the holders of exchange notes will be, only creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors (which on the date of this prospectus will consist only of non-U.S. Subsidiaries), all the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, respectively are and will be effectively senior to the Notes.

     A substantial portion of our operations is conducted through our Subsidiaries. Therefore, our ability to service our debt, including the Notes, is partially dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those Subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us or on making payments on their Guarantees. Any of the situations described above could make it more difficult for us to service our debt.

     As of December 31, 2001, the total balance sheet liabilities of the Subsidiary Guarantors and our other subsidiaries, excluding unused commitments made by lenders, were as follows:


     $ 30.3 million   --  approximate total balance sheet liabilities of
                          the Subsidiary Guarantors, excluding intercompany liabilities of approximately $560.7 million payable by the Subsidiary Guarantors, offset by intercompany receivables of approximately $387.1 million payable to the Subsidiary Guarantors

     $108.4 million   --  approximate total balance sheet liabilities of
                          all other Subsidiaries, excluding intercompany liabilities of approximately $418.3 million payable by our non-guarantor Subsidiaries, offset by approximately $248.3 million in intercompany receivables payable to our non-guarantor Subsidiaries


The Subsidiary Guarantors and our other Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Indenture contains limitations on the amount of additional Debt that we and our Subsidiaries may incur. However, the amounts of this Debt could nevertheless be substantial and may be incurred either by Subsidiary Guarantors or by our other Subsidiaries.

     Even though the original notes are, and the exchange notes will be, secured, to the extent that other secured Debt of the Company and of the Subsidiary Guarantors has either of the following:

   (1)   a prior lien on the Collateral securing the Notes; or

   (2) a lien on other property that is not Collateral that secures the Notes,

then such other secured Debt will have a claim on that Collateral or that other property, as the case may be, that is prior to the claim of the Notes on the same Collateral or property to the extent of either:

   (1)   the value of the assets securing the other secured Debt; or

   (2)   the amount of the other secured Debt,

whichever is less.

     See "Risk Factors--The notes are effectively junior to the indebtedness and other liabilities of our non-guarantor subsidiaries," "--Limitations on guarantees," "--Possible avoidance of guarantees and liens--Federal and state statues allow courts, under specific circumstances, to void the guarantees and the liens securing these guarantees and require noteholders to return payments received from us or the guarantors," "--Our substantial indebtedness could affect our operations and flexibility," "--Our ability to service our debt, meet our debt covenants and meet our cash requirements depends on many factors" and "Description of Other Indebtedness."


GUARANTEES

     Our obligations under the Indenture, including the repurchase obligation resulting from a Change of Control, are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by the Parent Guarantor and our existing domestic Subsidiaries and certain of our future domestic Subsidiaries that are not Non-Recourse Subsidiaries and that guarantee the 2001 credit agreement.

     The Company, together with Subsidiary Guarantors, currently generate a majority of our net sales. As of December 31, 2001, our Subsidiaries that were not Subsidiary Guarantors represented the following approximate percentages of our assets and net sales, on a consolidated basis (and net of intercompany balances):

   29% -- of our consolidated assets represented by Subsidiaries that are not Subsidiary Guarantors

   35% --  of our consolidated net sales represented by Subsidiaries that are not Subsidiary Guarantors (net sales for the year ended December 31,
          2001)

     Under certain circumstances, a Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. See "Certain
Covenants--Limitation on Sales of Assets and Subsidiary Stock," and "--Additional Guarantees; Releases of Guarantors."


SECURITY

     The original notes and the Guarantees are, and the exchange notes will be, secured on a second-priority basis (subject to Liens permitted by the covenant described under "--Limitation on Liens" and the Collateral Agency Agreement) by, subject to certain limited exceptions, our capital stock, the capital stock of our domestic subsidiaries as well as 66% of the capital stock of our foreign subsidiaries directly owned by us or our domestic subsidiaries, substantially all of our non-real property assets in the United States and our facility located in Oxford, North Carolina. The lenders under our 2001 credit agreement and certain other creditors benefit from first-priority liens on such collateral. See "Description of the Collateral and Intercreditor Arrangements."



OPTIONAL REDEMPTION

     We shall be entitled to redeem the Notes at our option at any time or from time to time prior to December 1, 2005, as a whole or in part, at a redemption price per Note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the Applicable Premium.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method that complies with legal and securities exchange requirements and as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

     The following definitions are used to determine the Applicable Premium:

     "Applicable Premium" means, with respect to a Note at any time, the greater of (1) 1.0% of the then outstanding principal amount of such Note at such time and (2) the excess of (A) the present value of the required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such Note at such time.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to Stated Maturity; provided, however, that if the average life to Stated Maturity is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to Stated Maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.


SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.


CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase:

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the

         Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

provided that, prior to the mailing of the notice to Holders of Notes provided for in the following paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the Notes as provided for below. The Company must first comply with the covenant in the preceding sentence before it will be required to purchase Notes in connection with a Change of Control.

     Within 45 days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee stating

     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase all or any part of such Holder's Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase;

     (2) the circumstances and relevant facts regarding such Change of Control;

     (3) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, determined by the Company consistent with this provision, that a Holder must follow in order to have its Notes repurchased.

     Holders electing to have a Note repurchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note repurchased.

     On the repurchase date, all Notes repurchased by the Company shall be delivered to the Trustee for cancellation, and the Company shall pay the repurchase price plus accrued and unpaid interest to the Holders entitled thereto. Upon surrender of a Note that is repurchased under this provision in part, the Company shall execute and the Trustee shall authenticate for the Holder thereof (at the Company's expense) a new Note having a principal amount equal to the principal amount of the Note surrendered less the portion of the principal amount of the Note repurchased.

     Our ability to pay cash to Holders of Notes upon a repurchase may be limited by our then existing financial resources. See "Risk Factors--Our ability to pay principal of the notes depends on many factors" and "--Our ability to service our debt, meet our debt covenants and meet our cash requirements depends on many factors." We will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by us to repurchase the Notes as a result of a Change of Control.

     The Credit Facilities (as defined under "Description of Other Indebtedness -- The 2001 Credit Agreement") and other existing indebtedness of the Company contain, and future indebtedness of ours may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that the Company would be able to obtain financing to make such repurchases. The provisions relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.


CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture:

     Limitation on Debt. (a) The Company shall not, and shall not permit any Subsidiary of the Company to, Issue, directly or indirectly, any Debt; provided, however, that the Company and its Subsidiaries shall be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued exceeds the ratio of 2.0 to 1.0.

     (b) Notwithstanding the foregoing, the Company and its Subsidiaries may Issue the following Debt:

     (1) Debt Issued pursuant to the Credit Agreement and the Notes, any Refinancing thereof, or any other credit agreement, indenture or other agreement, in an aggregate principal amount outstanding at any one time not to exceed an amount equal to $675 million less the sum of all principal payments (whether by prepayment, repayment or purchase) made with respect to such Debt pursuant to paragraphs (a)(iii)(A),
         (a)(iii)(B)(1) or (a)(iii)(C) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" to the extent that such payments (i) are as a result of an Asset Disposition involving assets that are included in the Collateral, or are owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, and (ii) permanently retire such Debt in accordance with the terms of the agreements governing such Debt;

     (2) Debt Issued on an unsecured basis pursuant to any other credit agreement, indenture or other agreement in an aggregate principal amount not to exceed $225 million outstanding at any one time;

     (3) Debt (other than Debt described in clauses (1) and (2) above) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Company or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Issued under the Credit Agreement or any Refinancing thereof or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

     (4) Debt of the Company Issued to and held by a Wholly Owned Recourse Subsidiary of the Company and Debt of a Subsidiary of the Company Issued to and held by the Company or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to the Company or a Wholly Owned Recourse Subsidiary) will be deemed, in each case, to constitute the Issuance of such Debt by the Company or of such Debt by such Subsidiary;

     (5) Debt of the Company consisting of the 9% Senior Notes, the 8 1/8% Senior Notes, the 8 5/8% Senior Subordinated Notes and Debt of the Company Issued to Refinance any Debt permitted by this clause (5); provided, however, that, in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof; provided further, however, that any Debt Issued pursuant to this clause (5) to Refinance the 8 5/8% Senior Subordinated Notes, or any Refinancing thereof shall be subordinated to the Notes to at least the same extent as the 8 5/8% Senior Subordinated Notes are subordinated to the Notes;

     (6) Debt (other than Debt described in clause (1), (2), (3), (4) or (5) above or (11) or (12) below) of the Company or any of its Subsidiaries outstanding on the Issue Date, as identified on a schedule to the Indenture, and Debt Issued to Refinance any Debt permitted by this clause (6), or by paragraph (a) above; provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued will not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

     (7) Debt Issued and arising out of purchase money obligations for property acquired in an amount not to exceed, for the period through December 31, 2002, $50 million, plus for each period of twelve consecutive months ending on December 31 thereafter, $15 million; provided, however, that any such amounts which are available to be utilized during any such twelve month period and are not so utilized may be utilized during any succeeding period;

     (8) Debt of a Subsidiary of the Company Issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company);

     (9) Debt Issued to Refinance Debt referred to in the foregoing clause (8) or this clause (9); provided, however, that the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

    (10) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the Issuance of such Debt by the issuer thereof;

    (11) Permitted Affiliate Debt;

    (12) Debt of Foreign Subsidiaries in an aggregate principal amount at the time of Issuance which, when taken together with all other Debt issued by Foreign Subsidiaries pursuant to this clause (12) and then outstanding, does not exceed $60 million; provided, however, that such Foreign Subsidiaries shall not be permitted to have more than $30 million of such Debt outstanding at any one time that consists of Debt that is not offset or secured by a compensating cash balance, a counterpart cash deposit or a cash deposit pledge at the bank or banks to whom such Debt was Issued (or an affiliate of such bank or banks); and

    (13) Debt (other than Debt described in clauses (1) through (12) above and paragraph (a) above) in an aggregate principal amount outstanding at any time not to exceed $150 million.

     (c) Notwithstanding the foregoing paragraph (b), the Company shall not permit any Foreign Subsidiary that is not a Subsidiary Guarantor to Issue, directly or indirectly, any Debt pursuant to paragraph (b) above except (1) Debt Issued pursuant to clause (1) of paragraph
(b) if, at the time of such Issuance, the principal amount of such Debt does not exceed in the aggregate, when taken together with all other Debt Issued by all Foreign Subsidiaries pursuant to such clause (1) and then outstanding, $75 million and (2) Debt Issued pursuant to clauses (4) and (7)-(12) of paragraph
(b).

     (d) To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a Person that, subsequent to the Issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been Issued when the guarantee was Issued and will be deemed to be permitted to the extent the guarantee was permitted when Issued.

     (e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Issuance of Debt where the Debt Issued is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Issuance of such Debt, provided, however, that if any such Debt denominated in a different currency is subject to a Hedging Obligation with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Hedging Obligation. The principal amount of any Refinancing Debt Issued in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Hedging Obligation, in which case the Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Debt is Issued.

     (f) Notwithstanding paragraph (b)(1) above, prior to the consummation of the Refinancing Transactions, the Notes shall be treated as not having been Issued for purposes of this "--Limitation on Debt" covenant.

     Limitation on Liens. (a) The Company shall not, and shall not permit any Subsidiary of the Company to, create or suffer to exist any Lien upon any of its property or assets (including Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it, securing any Debt or other obligation other than the following Liens:

     (1) Liens existing as of the Issue Date;

     (2) any Lien arising by reason of (i) any judgment, decree or order of any court or arbitrator, so long as such judgment, decree or order is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (ii) taxes not delinquent or which are being contested in good faith, for which adequate reserves (as determined by the Company) have been established,
         (iii) security for payment of workers' compensation or other insurance,
         (iv) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases in the ordinary course of business, (v) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds entered into in the ordinary course of business, (vi) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees, suppliers or similar Persons, incurred in the ordinary course of business for sums which are not delinquent for a period of more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof,
         (vii) security for surety, appeal, reclamation, performance or other similar bonds and (viii) security for Hedging Obligations;

     (3) Liens to secure the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, assets (including Capital Stock) or property or business acquired or constructed after the Issue Date; provided, however, that (i) the Debt secured by such

         Liens shall have otherwise been permitted to be Issued under the Indenture and (ii) such Liens shall not encumber any other assets or property of the Company or any of its Subsidiaries and shall attach to such assets or property within 180 days of the completion of construction or acquisition of such assets or property;

     (4) Liens on the assets or property of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company; provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its Subsidiaries;

     (5) Liens on any assets, including Collateral, of the Company or any Subsidiary of the Company securing (A) obligations in respect of any Debt permitted by clause (1) of paragraph (b) of "--Limitation on Debt" above and (B) obligations in respect of Debt, in an aggregate principal amount not to exceed $30 million at any time outstanding, permitted by clause (12) of such paragraph (b);

     (6) leases and subleases of real property by the Company and its Subsidiaries (in any such case, as lessor) which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

     (7) Liens securing Debt which is Issued to Refinance Debt which has been secured by a Lien permitted under the Indenture and is permitted to be Refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Debt so Refinanced, other than as otherwise permitted under "--Limitation on Liens;"

     (8) easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects which, in the aggregate, do not materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (9) Liens on assets of a Non-Recourse Subsidiary;

    (10) Liens on assets located outside the United States and Canada to secure Debt Issued by Foreign Subsidiaries permitted by paragraphs (b) and (c) of "--Limitation on Debt" above;

    (11) Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them;

    (12) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Debt, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

    (13) Liens granted in the ordinary course of business of the Company or any of its Subsidiaries in favor of issuers of documentary or trade letters of credit for the account of the Company or such Subsidiary or bankers' acceptances, which Liens secure the reimbursement obligations of the Company or such Subsidiary on account of such letters of credit or bankers' acceptances; provided, that each such Lien is limited to (A) the assets acquired or shipped with the support of such letter of credit or bankers' acceptances and (B) any assets of the Company or such Subsidiary which are in the care, custody or control of such issuer in the ordinary course of business.

     (b) Notwithstanding paragraph (a) above, the Company shall not, and shall not permit any Subsidiary of the Company, to create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it
(i) securing any Public Debt unless the holders of such Public Debt share in the distribution of proceeds from the foreclosure on Collateral either (x) on an equal and ratable basis with the holders of the Primary First-Lien Obligations (and any other obligations that share on an equal and ratable basis with the Primary First-Lien Obligations) or (y) on an equal and ratable basis with the Holders of the Notes (and any other obligations that share on an equal and ratable basis with the Holders of the Notes) or (ii) securing any Debt or other obligations (other than Public Debt) unless the holders thereof share in the distribution of proceeds from the foreclosure on Collateral on an equal or any greater basis with the Holders of the Notes or on any basis with the holders of the Primary First-Lien Obligations or any other obligations that share in such proceeds. Liens permitted by paragraph (a) above and which comply with the requirements of this paragraph (b) are referred to collectively as "Permitted Liens."

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Subsidiary of the Company, directly or indirectly, to

     (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its other equity holders to the extent they are not Affiliates of the Company),

     (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company,

    (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the date of acquisition) or

     (iv) make any Investment in (A) an Affiliate of the Company other than a Subsidiary of the Company and other than an Affiliate of the Company which will become a Subsidiary of the Company as a result of any such Investment, or (B) a Non-Recourse Subsidiary (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment (the amount of any such Restricted Payment, if other than in cash, as determined in good faith by the Board of Directors, the determination of which shall be evidenced by a resolution of the Board of Directors):

     (1) a Default shall have occurred and be continuing (or would result therefrom); or

     (2) the Company is not able to incur $1.00 of additional Debt in accordance with the provisions of paragraph (a) of "--Limitation on Debt;" or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments after the Issue Date would exceed the sum of:

         (a) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from October 1, 2001, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

         (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary for the benefit of their employees);

         (c) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan incurs any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock;

         (d) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);


         (e) the aggregate net cash proceeds received by the Company subsequent to the Issue Date as capital contributions (which shall not be deemed to include any net cash proceeds received in connection with (i) the issuance of any Permitted Affiliate Debt and (ii) any contribution designated at the time it is made as a restricted contribution (a "Restricted Contribution"); and


         (f) to the extent that an Investment made by the Company or a Subsidiary subsequent to the Issue Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash repayments to the Company or a Subsidiary of such Investment to the extent not included in Consolidated Net Income of the Company.


Notwithstanding the foregoing, the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in this paragraph (a) or paragraph (b) below; provided, however, that the making of such Restricted Payment shall be conditional upon the occurrence of such event.


   (b) Paragraph (a) shall not prohibit the following:

   (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent Issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) or of a cash capital contribution to the Company; provided, however, that (A) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of paragraph (a) above;

   (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

   (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations from Net Available Cash to the extent permitted by "--Limitation on Sales of Assets and Subsidiary Stock" below, provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation in the amount of Restricted Payments;

   (iv) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend or other Restricted Payment would have complied with paragraph (a); provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

   (v) dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with all Public Equity Offerings occurring after the Issue Date; provided, however, that such amount shall be included in the calculation of the amount of Restricted Payments;

   (vi) so long as no Default has occurred and is continuing or would result from such transaction, (x) amounts paid or property transferred pursuant to the Permitted Transactions and (y) dividends or distributions, redemptions of Capital Stock and other Restricted Payments in an aggregate amount not to exceed the sum of all Restricted Contributions, provided, however, that in the case of clause (y), such dividends, distributions, redemptions of Capital Stock and other Restricted Payments are not prohibited by the Credit Agreement or any Refinancing thereof (whether pursuant to its terms or as a result of waiver, amendment, termination or otherwise); provided further, however, that such amounts paid, property transferred, dividends, distributions, redemptions and Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

   (vii) so long as no Default has occurred and is continuing or would result from such transaction, Restricted Payments in an aggregate amount not to exceed the sum of (x) $30 million and (y) $5 million per annum from the Issue Date (net of any applicable cash exercise price actually received by the Company) made from time to time to finance the purchase by the Company or Parent of its common stock (for not more than fair market value) in connection with the delivery of such common stock to grantees under any stock option plan of the Company or Parent upon the exercise by such grantees of stock options or stock appreciation rights settled with common stock or upon the grant of shares of restricted common stock pursuant thereto; provided, however, that (A) amounts available pursuant to this clause (vii) to be utilized for Restricted Payments during any such year may be carried forward and utilized in any succeeding year, (B) no Restricted Payments shall be permitted pursuant to this clause unless, at the time of such purchase, the issuance by the Company or Parent of new shares of common stock to such optionee would cause more than 19.9% of the total voting power or more than 19.9% of the total value of the stock of the Company or Parent to be held by Persons other than members of the Mafco Consolidated Group (the term "stock" for purposes of this clause shall have the same meaning as such term has for purposes of Section 1504 of the Code) and (C) no Restricted Payments shall be permitted pursuant to this clause if, at the time of and after giving effect to such Restricted Payment, the aggregate number of shares of common stock of Parent purchased by the Company or the Parent pursuant to this clause would exceed 2.5% of the total number of shares of common stock of the Parent outstanding at the time of such Restricted Payment; provided further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

   (viii) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

   (ix) any purchase of 8 5/8% Senior Subordinated Notes pursuant to the "Change of Control" provisions thereof and any purchase of any other Subordinated Obligations pursuant to an option given to a holder of such Subordinated Obligation pursuant to a "Change of Control" covenant which is no more favorable to the holders of such Subordinated Obligations than the provisions of the Indenture relating to a Change of Control are to Holders as determined in good faith by the Board of Directors of the Company, the determination of which shall be evidenced by a resolution adopted by such Board of Directors; provided, however, that no such purchase shall be permitted prior to the time when the Company shall have purchased all Notes tendered for purchase by Holders electing to have their Notes purchased pursuant to the provisions of "--Change of Control;" provided further, however, that such purchases shall be excluded from the calculation of Restricted Payments;

   (x) so long as no Default shall have occurred and be continuing, amounts paid to Parent to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting, but non-operating, company; provided, however, that such amounts paid shall be excluded in the calculation of the amount of Restricted Payments; or

   (xi) any loan to a Permitted Affiliate entered into in the ordinary course of business; provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company.


     Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to
(i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or
(iii) transfer any of its property or assets to the Company, except:

     (1) any encumbrance or restriction in effect at or entered into on the Issue Date, including pursuant to the Credit Agreement, any agreement entered into pursuant thereto or any other agreement;

     (2) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Debt Issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

     (3) any encumbrance or restriction pursuant to an agreement effecting an Issuance of Bank Debt or a Refinancing of any other Debt Issued pursuant to an agreement referred to in clause (1) or (2) above or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) above or this clause (3); provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the Holders of Notes than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (1) or (2) above, as determined in good faith by the Board of Directors of the Company, the determination of which shall be evidenced by a resolution of such Board of Directors;

     (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

     (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Subsidiary (other than security agreements securing Debt of a Subsidiary Issued in connection with any agreement referred to in clause (1), (2) or (3) above) and restrictions contained in agreements relating to a disposition of property of a Subsidiary, to the extent such restrictions restrict the transfer of the property subject to such agreements;

     (6) any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has Issued Debt consisting of working capital borrowings; and

     (7) any encumbrance or restriction relating to a Non-Recourse Subsidiary.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to, make any Asset Disposition unless:

     (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Company (including as to the value of all non-cash consideration), of the Capital Stock and assets subject to such Asset Disposition;

    (ii) at least 75% of the consideration consists of cash, cash equivalents, readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Disposition or the assumption of liabilities (including, in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary); and

   (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be):

         (A) first, to the extent the Company is so required by the terms of any Applicable Debt, to prepay, repay or purchase such Applicable Debt (in each case other than Debt owed to the Company or an Affiliate of the Company) in accordance with the terms of such Debt;

         (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election, to either (1) the optional prepayment, repayment or repurchase of Applicable Debt (in each case other than Debt owed to the Company or an Affiliate of the Company) which the Company is not required by the terms thereof to prepay, repay or repurchase (whether or not the related loan commitment is permanently reduced in connection therewith), or (2) the investment by the Company or any Wholly Owned Recourse Subsidiary (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the investment by such Subsidiary) in assets to replace the assets that were the subject of such Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Company and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the businesses of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto (provided that if the assets that were the subject of such Asset Disposition constituted Collateral, then such replacement or other assets shall be pledged at the time of their acquisition to the Collateral Agent as Collateral, subject to Permitted Liens and the Collateral Agency Agreement) in all cases, within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and

         (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes and other Applicable Pari Passu Debt designated by the Company pursuant to and subject to the conditions of paragraph (b) below;

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

provided, however, that in connection with an offer pursuant to clause (C) above, if the principal amount and premium of such Notes and such Applicable Pari Passu Debt, together with accrued and unpaid interest tendered for acceptance pursuant to such offer exceeds the balance of Net Available Cash, then the Company will accept for purchase the Notes and such Applicable Pari Passu Debt of each such tendering Holder on a pro rata basis in accordance with the principal amount so tendered.

     Generally, by virtue of the foregoing provisions and the definitions of "Applicable Debt" and "Applicable Pari Passu Debt," if we make an Asset Disposition with an asset that is part of Collateral, or is a foreign asset owned directly or indirectly by a Foreign Subsidiary the stock of which constitutes Collateral, we will not be permitted to use the Net Available Cash from such Asset Disposition except (1) to prepay or purchase Debt or other obligations that are secured by Collateral or, in the case of a foreign asset sale, Debt of a Foreign Subsidiary, or (2) to reinvest in assets that will become Collateral (subject to Permitted Liens and the Collateral Agency Agreement) or, in the case of a foreign asset sale, in other assets. If we do neither within one year, then we will be required to make an offer to purchase the Notes and, if we choose, other Debt secured by the Collateral. If, on the other hand we make an Asset Disposition with assets that do not constitute Collateral, the provisions described in the foregoing paragraph will not permit us to use the Net Available Cash except to prepay or purchase any non-subordinated Debt, whether secured or unsecured, or to reinvest in assets that may or may not become part of the Collateral. If we do neither within one year, then we will be required to make an offer to purchase the Notes and, if we choose, any other non-subordinated Debt. Any excess cash remaining after any offer described in this paragraph may be used for any other purpose otherwise permitted by the Indenture. The description in this paragraph is qualified in its entirety by the actual provisions of the Indenture to which this description relates.

     Notwithstanding the foregoing provisions of this paragraph (a), the Company and the Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph (a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph (a) exceeds $10,000,000. Pending application of Net Available Cash pursuant to this paragraph (a), such Net Available Cash shall be (i) invested in Temporary Cash Investments (which, if the assets that were the subject of such Asset Disposition constituted Collateral, then such Temporary Cash Investments shall be pledged to the Collateral Agent as Collateral, subject to Permitted Liens and the Collateral Agency Agreement, pending such application) or (ii) used to make an optional prepayment under any revolving credit facility constituting Applicable Debt, whether or not the related loan commitment is permanently reduced in connection therewith.

     (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to paragraph (a)(iii)(C), the Company will be required to purchase Notes and other Applicable Pari Passu Debt designated by the Company tendered pursuant to an offer by the Company for the Notes and such Applicable Pari Passu Debt (the "Offer") at a purchase price of 100% of their principal amount, without premium, plus accrued interest to the Purchase Date (or in respect of other Applicable Pari Passu Debt such lesser price, if any, as may be provided for by the terms of such Applicable Pari Passu Debt) in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the Indenture, provided that the procedures for making an offer to holders of other Applicable Pari Passu Debt will be as provided for by the terms of such Applicable Pari Passu Debt. If

     (x) the aggregate purchase price of Notes and other Applicable Pari Passu Debt tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes and Applicable Pari Passu Debt,

     (y) the Company shall not be obligated to make an offer pursuant to the last sentence of this paragraph, or

     (z) the Company shall be unable to purchase Notes from Holders thereof in an Offer because of the provisions of applicable law or of the Company's or its Subsidiaries' loan agreements, indentures or other contracts governing Debt or Debt of Subsidiaries (in which case the Company need not make an Offer),

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

the Company shall apply the remaining Net Available Cash to (1) invest in assets to replace the assets that were the subject of the Asset Disposition or in assets that (as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Company and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto or (2) in the case of clause (x) or (y) above, prepay, repay or repurchase any Debt of the Company or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company), whether or not the related loan commitment is permanently reduced in connection therewith.

     The Company shall not be required to make an Offer for Notes and other Applicable Pari Passu Debt pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A) and clause (B) of paragraph (a)(iii) above) is less than $10,000,000 for any particular Asset Disposition (which lesser amounts shall, except with respect to Asset Dispositions involving Collateral, not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Subsidiaries (other than a Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or with an Affiliate of any such owner unless

     (i) the terms of such business, transaction or series of transactions are
         (A) set forth in writing and (B) at least as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third Person and

    (ii) to the extent that such business, transaction or series of transactions (other than Debt Issued by the Company which is permitted under "--Limitation on Debt") is known by the Board of Directors of the Company to involve an Affiliate of the Company or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or an Affiliate of such owner, then

         (A) with respect to a transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business (an "Inventory Transaction"), involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions and

         (B) with respect to a transaction or series of related transactions, other than any Inventory Transaction, involving aggregate payments or other consideration in excess of $20.0 million (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Company having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Company or such Subsidiary, as the case may be.

     (b) The provisions of paragraph (a) shall not prohibit:

     (i) any Restricted Payment permitted to be paid pursuant to "--Limitation on Restricted Payments;"

    (ii) any transaction between the Company and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

   (iii) any transaction between Subsidiaries of the Company; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Company, a Wholly Owned Recourse Subsidiary of the Company, a Permitted Affiliate or an Unrestricted Affiliate) of the Company or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Company or any Affiliate of such owner (other than the Company, any Wholly Owned Recourse Subsidiary of the Company or an Unrestricted Affiliate);

    (iv) any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan;

     (v) any transaction with an officer or director of the Company, of Parent or of any Subsidiary of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Company;

    (vi) any business or transaction with an Unrestricted Affiliate;

   (vii) any transaction which is a Permitted Transaction; and

  (viii) any transaction pursuant to which Mafco Holdings will provide the Company and its Subsidiaries at their request and at the cost to Mafco Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services.

     Additional Guarantees; Releases of Guarantors. (a) From and after the Issue Date, if any Subsidiary of the Parent Guarantor, whether existing on the Issue Date or thereafter formed or acquired, becomes an obligor in respect of Debt or other obligations that at the time constitutes Primary First Lien Obligations (except a Foreign Subsidiary that becomes an obligor solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), and such Person is not at the time a Guarantor, then the Company shall cause such Person to execute and deliver to the Trustee a guarantee of the Notes at the time such Person becomes such an obligor.

     (b) Notwithstanding the foregoing, any Subsidiary Guarantee provided under the Indenture, including pursuant to paragraph (a) above, shall be released,

     (1) without any action required on the part of the Trustee or any Holder, if all of the Capital Stock or all or substantially all of the assets of such Subsidiary is sold or otherwise disposed of to a Person other than the Company or a Subsidiary of the Company and the Company otherwise complies, to the extent applicable, with the provisions under "--Limitation on Sales of Assets and Subsidiary Stock;"

     (2) upon request of the Company without consent unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantee is mailed to the Trustee and the Holders, Holders of 25% of the outstanding principal amount of Notes deliver to the Company a written objection to such release;

     (3) with the written consent of Holders of 66 2/3% of the principal amount of the Notes then outstanding; or

     (4) upon request of the Company without consent if the fair market value of the assets of the related Subsidiary Guarantor (as determined in good faith by the Board of Directors of the Company), together with the fair market value of the assets of other Subsidiary Guarantors whose Subsidiary Guarantee was released in the same calendar year, do not exceed $5,000,000 (subject to a cumulative carryover for amounts not used in any prior calendar year).

At the request of the Company, the Trustee shall execute and deliver an instrument evidencing such release.

     Amendment to Security Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders in any material respect except in the following circumstances:

     (a) in accordance with the provisions described under "Description of the Collateral and Intercreditor Arrangements--Amendment to Collateral Documents;"

     (b) upon request of the Company without consent unless, within 20 Business Days after written notice of a proposed amendment, modification, supplement or waiver is mailed to the Trustee and the Holders, 25% in interest of the Holders delivers to the Company a written objection thereto;

     (c) to effectuate a release of Collateral permitted under "Description of the Collateral and Intercreditor Arrangements--Releases of Collateral" or a release of a Subsidiary Guarantee permitted under "--Additional Guarantees; Releases of Guarantors"; or

     (d) with the written consent of Holders of a majority of the principal amount of the Notes then outstanding.

     Additional Security Documents. From and after the date the Security Documents are executed and delivered, if the Parent Guarantor or any Subsidiary of the Parent Guarantor executes and delivers in respect of any property of such Person any mortgages, deeds of trust, security agreements, pledge agreements or similar instruments to secure Debt or other obligations that at the time constitute Primary First Lien Obligations (except a Foreign Subsidiary that does so solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), then the Company will, or will cause such Person to, execute and deliver substantially identical mortgages, deeds of trust, security agreements, pledge agreements or similar instruments in order to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens and the Collateral Agency Agreement, in such property for the benefit of the Collateral Agent on behalf of the Holders, among others, and thereupon all provisions of this Indenture and the Collateral Agency Agreement relating to Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

     Commission Reports. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file or cause to be filed with the Commission and provide the Trustee and Holders of the Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) with respect to the Company specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a).

SUCCESSOR COMPANY

     (a) The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

     (i) the resulting, surviving or transferee Person (if not the Issuer) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes;

    (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;

   (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to paragraph (a) of the "--Limitation on Debt" covenant;

    (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee Person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

     (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided that, nothing in this paragraph shall prohibit a Wholly Owned Recourse Subsidiary from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Company.

     (b) The resulting, surviving or transferee Person will be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Indenture and thereafter, except in the case of a lease, the predecessor Company will be discharged from all obligations and covenants under the Indenture and the Notes.

     (c) Unless the Guarantee of a Guarantor is being released as permitted by paragraph (b) of "--Additional Guarantees" in connection with a merger, conveyance, transfer or lease, the Company will not permit such Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person (other than the Company or a Subsidiary Guarantor) unless:

     (i) the resulting, surviving or transferee Person (if not such Guarantor) is organized and existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental guarantee agreement, executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee;

    (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of the transaction), no Default has occurred and is continuing; and

   (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental guarantee agreement (if any) comply with the Indenture.

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

DEFAULTS

   An Event of Default is defined in the Indenture as

     (i) a default in the payment of interest on the Notes when due, continued for 30 days,

    (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise,

   (iii) the failure by the Issuer to comply with its obligations described under "--Successor Company,"

    (iv) the failure by the Company to comply for 30 days after notice with any of the covenants described under "--Limitation on Debt," "--Limitation on Liens," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Subsidiaries," "--Limitations on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Transactions with Affiliates," "Change of Control" (other than a failure to purchase Notes), "--Additional Guarantees by Subsidiaries," "--Amendment to Security Documents," "--Additional Security Documents," or "--Commission Reports" above,

     (v) the failure by the Company to comply for 60 days after notice with the other agreements applicable to it contained in the Indenture or the Notes (other than those referred to in clauses (i), (ii), (iii) and (iv) of this paragraph),

    (vi) Debt of the Parent Guarantor, the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after notice as specified in the last sentence of this paragraph (the "cross acceleration provision"),

   (vii) certain events of bankruptcy, insolvency or reorganization of the Parent Guarantor, the Company or a Significant Subsidiary (the "bankruptcy provisions"),

  (viii) any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent is entered against the Parent Guarantor, the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision"),

    (ix) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 10 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor (the "security default provisions"), or

     (x) a Guarantee ceases to be in full force and effect (other than in accordance with the terms of this Indenture) and such default continues for 10 days after notice, or a Guarantor denies or disaffirms its obligations under its Guarantee (the "guarantee provision").

However, a default under clauses (iv), (v), (vi), (viii) (B), (ix) and (x) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. However, even following an Event of Default and acceleration of the Notes, neither the Trustee nor the Holders will have any right or ability to exercise or cause the exercise of remedies against the Collateral while any Primary First-Lien Obligations exist. See "Description of the Collateral and Intercreditor Arrangements--Exercise of Remedies and Application of Proceeds."

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense which might be incurred in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless

     (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing,

    (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to in writing pursue the remedy,

   (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense which might be incurred in compliance with such request,

    (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and

     (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

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AMENDMENT

     Subject to certain exceptions, the Indenture or the Indenture Documents may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, (a) without the consent of each Holder of an outstanding Note affected, no amendment may, among other things,

     (i) reduce the principal amount of Notes whose Holders must consent to an amendment,

    (ii) reduce the rate of or extend the time for payment of interest on any Note,

   (iii) reduce the principal of or extend the Stated Maturity of any Note,

    (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above,

     (v) make any Note payable in money other than that stated in the Note,

    (vi) make any change to the provision which protects the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or

   (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions and (b) with certain exceptions described under "--Certain Covenants--Additional Guarantees; Releases of Guarantors" and "Description of the Collateral and Intercreditor Arrangements--
Releases of Collateral," without the consent of Holders of at least 66 2/3% of the outstanding principal amount of the Notes, no amendment may release any Guarantor from its obligation under its Guarantee, change any Guarantee in any manner that adversely affects the rights of any Holder of Notes under such Guarantee in any material respect or release any Collateral from the Liens of the Security Documents.

     Without the consent of or notice to any Holder of the Notes, the Company, the Guarantors and the Trustee may amend the Indenture or the Indenture Documents

     (i) to cure any ambiguity, omission, defect or inconsistency,

    (ii) to comply with certain covenants described under "--Additional Guarantees; Releases of Guarantors," "--Amendment to Security Documents" or "--Additional Security Documents," or "Description of the Collateral and Intercreditor Arrangements-- Amendment to Collateral Documents" and "--Releases of Collateral,"

   (iii) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture if in compliance with the provisions described under "--Successor Company" above,

    (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

     (v) to add guarantees with respect to the Notes, to secure the Notes,

    (vi) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company,

   (vii) to provide for issuance of the Exchange Notes under the Indenture (including to provide for treatment of the Exchange Notes and the Notes as a single class of securities) in connection with the Exchange Offer, or

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

  (viii) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA or to otherwise comply with the TIA, or to make any change that does not adversely affect the rights of any Holder of the Notes.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

     A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder's Notes will not be rendered invalid by such tender.

TRANSFER

     The original notes have been, and the exchange notes will be, issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "Book Entry; Delivery and Form."

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate certain of its obligations under the covenants described under "--Certain Covenants" and "--Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, the guarantee provision and the 30-day covenant compliance provision, described under "--Defaults" above, and the limitations contained in clauses (ii), (iii) and (iv) described under paragraph (a) and clause (ii) described under paragraph (c) of "--Successor Company" ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv) (with respect to the covenants described under "Certain Covenants"), (vi),
(vii) (with respect only to Significant Subsidiaries), (viii), (ix) or (x) under "--Defaults" above, or because of the failure of the Company to comply with clause (ii), (iii) or (iv) described under paragraph (a) or clause (ii) described under paragraph (c) of "--Successor Company" above. If the Company exercises its legal defeasance option or its covenant defeasance option, the Collateral will be released and each Guarantor will be released from all its obligations under its guarantee.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     Wilmington Trust Company is the Trustee under the Indenture and the Collateral Agent for the benefit of the Holders under the Collateral Agency Agreement and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     The following are certain definitions used in the Indenture and applicable to the description of the Indenture and the Notes set forth herein.

     "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Applicable Debt" means:

     (1) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Pari Passu Debt or Debt of a Subsidiary or any other non-Debt obligation that, in each case, is secured at such time by Collateral under a Lien that takes priority over the Lien of the Security Documents; or

     (2) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, any Debt or other obligation referred to in clause (1) above, any Debt of such Foreign Subsidiary or any Debt of any other Foreign Subsidiary that is a Wholly Owned Recourse Subsidiary, provided that such Foreign Subsidiary has not guaranteed unsecured Debt of the Company or a Subsidiary Guarantor; or

     (3) in respect of any other asset, any Pari Passu Debt or Debt of a Wholly Owned Recourse Subsidiary or additionally, in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary.

     "Applicable Pari Passu Debt" means:

     (1) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Pari Passu Debt that is secured at such time by Collateral; or

     (2) in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Foreign Subsidiary the stock of which is included in the Collateral, Pari Passu Debt that is secured at such time by Collateral; or

     (3) in respect of any other asset, Pari Passu Debt.

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

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares and other than Capital Stock of a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) (including any disposition by means of a merger, consolidation or similar transaction) other than:

     (i) a disposition by a Subsidiary of the Company to the Company or by the Company or a Subsidiary of the Company to a Wholly Owned Recourse Subsidiary;

    (ii) a disposition of property or assets by the Company or its Subsidiaries at fair market value in the ordinary course of business;

   (iii) a disposition by the Company or its Subsidiaries of obsolete assets in the ordinary course of business;

    (iv) a disposition subject to or permitted by the provisions described in "--Limitation on Restricted Payments" above;

     (v) an issuance of employee stock options; and

    (vi) a disposition by the Company or its Subsidiaries in which the Company or its Subsidiaries receive as consideration Capital Stock of (or similar interests in) a Person engaged in, or assets that will be used in, the businesses of the Company and its Wholly Owned Recourse Subsidiaries, or additionally, in the case of a disposition by a Subsidiary of the Company that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary, existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Company, provided that if such disposition involves assets consisting of Collateral, such Capital Stock is pledged to the Collateral Agent as Collateral, subject to Permitted Liens and the Collateral Agency Agreement.

     "Bank Debt" means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of the Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Company or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to "--Limitation on Debt" above.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

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

     "Collateral" means all property and assets that from time to time secure the Notes pursuant to the applicable Security Documents and the Collateral Agency Agreement.

     "Collateral Agency Agreement" means the Collateral Agency Agreement dated November 30, 2001 by and among the Company, the Trustee, JPMorgan Chase Bank, as administrative agent under the Credit Agreement and as administrative agent for the benefit of the holders of the Bank Obligations referred to therein, and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Collateral Agent" means Wilmington Trust Company in its capacity as collateral agent under the Collateral Agency Agreement for the benefit of the Holders, among others, until a successor replaces it in accordance with the applicable provisions of the Collateral Agency Agreement, and thereafter means such successor.

     "Consolidated EBITDA Coverage Ratio" means, for any period, the ratio of
(i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that:

     (1) if the Company or any Subsidiary of the Company has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

     (2) if since the beginning of such period the Company or any Subsidiary of the Company shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary of the Company Refinanced or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale); and

     (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Interest Expense" means, for any period, the sum of:

     (a) the interest expense, net of any interest income, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied; plus

     (b) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) held by Persons other than the Company or a Wholly Owned Recourse Subsidiary; plus

     (c) the cash contributions to an employee stock ownership plan of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest.

     "Consolidated Net Income" means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding:

     (i) all extraordinary gains or losses;

    (ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such Person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such Person, to the limitations contained in clause (v) below) and, in the case of net loss, such Person or any Subsidiary of such Person has actually contributed, lent or transferred cash to such unconsolidated Person;

   (iii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a "pooling of interests" basis;

    (iv) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;

     (v) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders;

    (vi) any net income or loss of any Non-Recourse Subsidiary, except that such Person's equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such Person as a dividend or other distribution; and

   (vii) the cumulative effect of a change in accounting principles; provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated EBITDA Coverage Ratio at any time, net income of a Subsidiary of the type described in clause (v) of this definition shall not be excluded.

     "Consolidated Net Worth" of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

     "Credit Agreement" means the Second Amended and Restated Credit Agreement dated November 30, 2001 by and among the Company, JPMorgan Chase Bank, Citibank, N.A. and others, as agents, and the lenders named therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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

   "Debt" of any Person means, without duplication:

     (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (ii) all Capital Lease Obligations of such Person;

   (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

    (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     (v) the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company, any Preferred Stock and, in the case of any other Person, any Redeemable Stock (but excluding in each case any accrued dividends);

    (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and

   (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Defaulting Subsidiary" means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clauses
(vi), (vii) or (viii) in "--Defaults" above has occurred and is continuing.

     "Depository" means, with respect to the Notes issuable or issued in whole or in part in global form, The Depository Trust Company, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture and, thereafter, "Depository" shall mean or include such successor.

     "EBITDA" means, for any period, the Consolidated Net Income of the Company for such period, plus the following to the extent included in calculating such Consolidated Net Income:

     (i) income tax expense;

    (ii) Consolidated Interest Expense;

   (iii) depreciation expense;

    (iv) amortization expense;

     (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period); and

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

    (vi) foreign currency gains or losses.

     "Escrow Agreement" means the escrow agreement dated November 26, 2001 by and among the Company and Wilmington Trust Company, as escrow agent.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchangeable Stock" means any Capital Stock of a Person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock).

     "Foreign Subsidiary" means any Subsidiary of the Company which (i) is organized under the laws of any jurisdiction outside of the United States, (ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (iii) has substantially all its operations outside of the United States, or (iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands.

     "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, except that for purposes of calculating the Consolidated EBITDA Coverage Ratio, it shall mean generally accepted accounting principles in the United States as in effect on the Issue Date.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Guarantees" means the Parent Guarantee and the Subsidiary Guarantees.

     "Guarantors" means, collectively, the Parent Guarantor and the Subsidiary Guarantors.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

     "Holder" or "Securityholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Indenture Documents" means the Indenture, the Notes, the Guarantees, the Escrow Agreement, the Collateral Agency Agreement and the Security Documents.

     "Investment" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term "Invest" used as verb has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary" and "Restricted Payment" and for purposes of "--Limitation on Restricted Payments" above, (i) "Investment" shall include a designation after the Issue Date of a Subsidiary of the Company as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary shall be valued at its fair market value at the time of such transfer, in each

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case as determined in good faith by the Board of Directors of the Company, and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by the Board of Directors, in excess of $10,000,000, such determination shall be confirmed by an independent appraiser.

     "Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person. The term "Issuance" or "Issued" has a corresponding meaning.

     "Issue Date" means the date of original issue of the original Notes.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

     "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

     "Mafco Consolidated Group" means the "Affiliated Group" (within the meaning of Section 1504(a)(1) of the Code) of which Mafco Holdings is the common parent.

     "Mafco Holdings" means Mafco Holdings Inc., a Delaware corporation, and its successors.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of:

     (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

    (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from or in connection with such Asset Disposition and;

   (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

provided, however, that in connection with an Asset Disposition to a Subsidiary of the Company (other than a Wholly Owned Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) the Company's percentage ownership in such Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

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     "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary)
(A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Non-Recourse Subsidiary" means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Company and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

     "Obligations" means (a) the full and punctual payment of Principal of and interest, if any, on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance of all other obligations of the Company under this Indenture and the Notes.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Company and delivered to the Trustee. One of the Officers signing an Officers' Certificate given pursuant to the last paragraph under "--Defaults" above shall be the principal executive, financial or accounting officer of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or to Parent or one of its Subsidiaries or the Trustee).

     "Parent" means Revlon, Inc., a Delaware corporation, and any other Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

     "Parent Guarantee" means a guarantee on the terms set forth in the Indenture by the Parent Guarantor of the Company's obligations with respect to the Notes.

     "Parent Guarantor" means Revlon, Inc., a Delaware corporation, and its successors.

     "Pari Passu Debt" means the following obligations, whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing actually or contingent:

     (i) all obligations consisting of the Bank Debt, the Notes, the 9% Senior Notes and the 8 1/8% Senior Notes;

    (ii) all obligations consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), and all fees, expenses and other amounts in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

   (iii) all Capital Lease Obligations of the Company;

    (iv) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or
         (C) Issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement;

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     (v) all obligations of other Persons of the type referred to in clauses
         (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, the Company is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and

    (vi) all obligations consisting of Refinancings of any obligation described in clauses (i), (ii), (iii), (iv) or (v);

unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes. However, Pari Passu Debt will not include:

     (1) any obligation of the Company to any Subsidiary of the Company or any Permitted Affiliate Debt;

     (2) any liability for Federal, state, local or other taxes owed or owing by the Company;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any indebtedness, guarantee or obligation of the Company (including the 8 5/8% Senior Subordinated Notes) that is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company; or

     (5) that portion of any Debt which at the time of Issuance is issued in violation of the Indenture; provided, however, that in the case of this clause (5), (A) any Debt Issued to any person who had no actual knowledge that the Issuance of such Debt was not permitted under the Indenture and who received on the date of Issuance thereof a certificate from an officer of the Company to the effect that the Issuance of such Debt would not violate the Indenture shall constitute Pari Passu Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Pari Passu Debt provided that such Debt would normally be extinguished within three Business Days of Issuance.

     "Permitted Affiliate" means any individual that is a director or officer of the Company, of Parent, of a Subsidiary of the Company or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of Mafco Holdings or any Person that controls Mafco Holdings.

     "Permitted Affiliate Debt" means (i) Debt Issued to an Affiliate of the Company representing amounts owing by the Company pursuant to the Tax Sharing Agreement and (ii) Debt Issued to an Affiliate of the Company to the extent of cash actually received by the Company, which cash either is required to be advanced or contributed to the Company pursuant to the terms of the Credit Agreement or any Refinancing thereof or, if not advanced or contributed to the Company, would lead to a default under the Credit Agreement or any Refinancing thereof.

     "Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

     "Permitted Transactions" means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company or any legal or beneficial owner of 10% or more of the voting power of Voting Stock of the Company or an Affiliate of any such owner, on the other hand, existing on, or pursuant to an agreement in effect on, the Issue Date and disclosed on a schedule to the Indenture and any amendments thereto which do not adversely affect the rights of the Holders and (ii) any Tax Sharing Agreement.

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     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Primary First-Lien Obligations" means at any time, the obligations that are represented by the Person serving at that time as the Controlling Party under (and as defined in) in the Collateral Agency Agreement.

     "principal" of a Note as of any date means the principal of the Note as of such date.

     "Public Debt" means obligations of the Company or of a Guarantor evidenced by bonds, debentures, notes and similar instruments issued in a manner and pursuant to documentation customary in the intended market for obligations publicly traded or traded in the high yield bond or other private placement or similar market primarily among financial institutions (other than any such obligations that are traded primarily among commercial banks).

     "Public Equity Offering" means an underwritten public offering of equity securities of the Company or Revlon, Inc. pursuant to an effective registration statement under the Securities Act.

     "Put Amount" as of any date means, with respect to each $1,000 principal amount of Notes, 101% of the outstanding principal amount thereof as of the date of repurchase.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Costs" means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Documents" means, collectively, the pledge agreements, security agreements and mortgages listed on Schedule II of the Indenture and all other security documents delivered to the Collateral Agent on November 30, 2001 granting a security interest in any assets of any Person to secure the Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Shelf Registration Statement" has the meaning ascribed thereto in the Registration Agreement.

     "Significant Subsidiary" means:

     (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period; or

    (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of

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

         determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP).

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Subsidiary Guarantee" means a guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     "Subsidiary Guarantors" means, collectively, the Subsidiaries of the Company party to the Indenture and any Subsidiary that executes a Subsidiary Supplemental Indenture pursuant to the Indenture.

   "Tax Sharing Agreement" means:

     (i) that certain agreement dated June 24, 1992, as amended, among the Company, certain of its Subsidiaries, Revlon Holdings, Inc., Revlon, Inc. and Mafco Holdings; and

    (ii) any other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

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

   "Temporary Cash Investments" means any of the following:

     (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof;

    (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company (including the Trustee) which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million and whose debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor;

   (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a nationally recognized broker-dealer;

    (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Corporation;

     (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause (ii) above; and

    (vi) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

     "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Trustee" means the party named in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Unrestricted Affiliate" means a Person (other than a Subsidiary of the Company) controlled (as defined in the definition of an "Affiliate") by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "Certain Covenants--Limitation on Debt," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

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

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly Owned Recourse Subsidiary" means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.


BOOK ENTRY; DELIVERY AND FORM

     The original notes were and the exchange notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

     (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

     (b) the Company in its discretion at any time determines not to have all the Notes represented by such Global Security, or

     (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

     Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

     (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

     (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and

     (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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         DESCRIPTION OF THE COLLATERAL AND INTERCREDITOR ARRANGEMENTS

     The following summary of our collateral and intercreditor arrangements is subject to and qualified in its entirety by reference to the detailed provisions of the security and pledge agreements, the collateral agency agreement and the other agreements relating to collateral. We urge you to read those agreements and the indenture governing the notes because they, and not this description, define your rights as a holder of notes. Copies of such agreements are available upon request to us.


COLLATERAL

     The original notes are and the exchange notes will be secured on a second-priority basis by liens on substantially the same assets that secure our borrowings under the 2001 credit agreement on a first-priority basis. The second-priority liens on the collateral run in favor of a collateral agent for the benefit of the holders of the notes and certain other permitted future obligations described below and are subject to the terms of the collateral agency agreement described below.

     The collateral securing the notes consists primarily of the following assets that are owned by us and our domestic subsidiaries or, in the case of our capital stock, by Revlon, Inc., subject to certain limited exceptions:

     o   our capital stock;

     o   the capital stock of our domestic subsidiaries;

     o 66% of the capital stock of foreign subsidiaries held directly by us or a domestic subsidiary;

     o   our facility located in Oxford, North Carolina;

     o   domestic inventory, equipment and accounts receivable; and

     o   U.S. patents, copyrights, trademarks and other domestic intangibles.

     The collateral is also subject to liens in favor of holders of certain of our other debt and non-debt obligations as follows:

     First, in addition to the 2001 credit agreement and the notes, the indenture for the notes permits us to incur additional secured debt that can be secured by a lien on the same collateral subject to the limit described in the next sentence. We are also permitted by the indenture to refinance the 2001 credit agreement, the notes and any such additional secured debt, in whole or in part, with debt secured by a lien on the same collateral so long as the aggregate principal amount of the debt so secured under the 2001 credit agreement, the notes, any such additional secured debt and any refinancings thereof does not exceed $675.0 million when incurred.

     Second, certain other lines of credit at some of our foreign subsidiaries are or will be guaranteed by us, and our obligations under those guarantees will also be secured by a lien on the collateral. As at December 31, 2001, in addition to foreign borrowings under the 2001 credit agreement, there was approximately $2.5 million outstanding under those lines of credit and in the future we may have up to a total of $30 million available under those or other lines at our foreign subsidiaries secured by the collateral.


     Third, certain types of our other obligations, such as those arising under our hedging, foreign exchange and cash management arrangements, are and may in the future also be secured by a lien on the collateral. See "Description of Notes -- Certain Covenants -- Limitations on Liens."

     If Revlon, Inc. or any of its subsidiaries, including us, but excluding any foreign subsidiaries in respect of foreign borrowings, grants a lien on additional assets in the future for the benefit of the lenders under the 2001 credit agreement or any replacement thereof (or, if neither the 2001 credit agreement nor any replacement thereof then exists, to other holders of first-lien obligations), we will also be required by the indenture governing the notes to grant a second-priority lien on those additional assets to the collateral agent for the benefit of the holders of the notes and any other second-lien obligations.


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     The foreign lines of credit that are secured by the collateral, as well as borrowings by certain of our foreign subsidiaries under a portion of the 2001 credit agreement, may also be secured by assets of our foreign subsidiaries that are not included in the collateral. In addition, other permitted debt may be secured by other assets not included in the collateral to the extent permitted by the indenture.


     The obligations referred to in clauses "Second" and "Third" above share the first-priority liens on the collateral with the 2001 credit agreement. Except in certain circumstances, the indenture for the notes permits the other obligations described above to share either the first-priority liens or the second-priority liens on the collateral as we elect. See "Description of Notes -- Certain Covenants -- Limitation on Liens."


EXERCISE OF REMEDIES AND APPLICATION OF PROCEEDS


     All rights against the collateral of the second-lien collateral agent and the holders of second-lien obligations, including the holders of the notes, are subject to the terms and provisions of the collateral agency agreement.


     The decision of whether, and to what extent, to exercise remedies against the collateral will be solely at the direction of the controlling party under the collateral agency agreement. Initially, and for so long as the 2001 credit agreement is in effect, the controlling party under the collateral agency agreement will be the administrative agent under the 2001 credit agreement, acting at the direction of the lenders under the 2001 credit agreement. In the future, the controlling party will be a representative of holders of first-lien obligations during any period while any first-lien obligations exist.


     The second-lien collateral agent and the holders of the second-lien obligations, including the holders of the notes, do not have any right to initiate or direct the exercise of remedies against the collateral while any first-lien obligations exist. As a result, even following an Event of Default under the indenture governing the notes and an acceleration of the debt evidenced by the notes, neither the trustee nor the holders of the notes have any right or ability to exercise or cause the exercise of remedies against the collateral while any first-lien obligations exist. During any period when no first-lien obligations exist, the controlling party will be the trustee under the indenture or another representative of the holders of the second-lien obligations, in each case, acting at the direction of a majority in interest of those holders.


     The controlling party is not entitled to direct, and the collateral agent will have no right to commence, the exercise of remedies against the collateral except upon certain bankruptcy events or upon our failure to pay the principal amount due on any obligations included in the class that the controlling party represents at any date when the principal amount of such obligations shall have been declared or become due and payable or at final maturity. If the second-lien collateral agent or any holder of notes receives any cash proceeds or other monies in respect of the collateral by exercise of rights of set-off or otherwise at any time when the controlling party would be entitled to direct the exercise of remedies against the collateral, such proceeds or monies are required to be delivered to the controlling party to be applied in accordance with the collateral agency agreement.


     The cash proceeds of any sales of, or collections on, any collateral received upon or during the exercise of remedies will be applied pursuant to the collateral agency agreement in the following order of priority:


     o First, to the payment of all collection and collateral administration expenses of the first-lien collateral agent (or, if no first-lien obligations then exist, the second-lien collateral agent);

     o Second, to the payment of all first-lien obligations, including the 2001 credit agreement, the other foreign lines and our hedging, foreign exchange and cash management liabilities described above;


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     o   Third, to the payment of all second-lien obligations, including the notes, on a pro rata basis; and

     o   Fourth, to us.


RELEASES OF COLLATERAL

     The indenture and the collateral agency agreement permit the second-priority liens on the collateral to be released in the following circumstances:

     First, if we wish to sell, transfer or otherwise dispose of any asset included in the collateral in a transaction that will not violate the asset disposition covenant in the indenture governing the notes, then we will be entitled to a release of the second-priority lien on that asset in order to complete that sale or disposition. If the net proceeds of that transaction are required by the indenture governing the notes to be reinvested in assets, the reinvestment assets will be subject to the second-priority liens as well as the first-priority liens.

     Second, if we wish to obtain the release of an asset from the second-priority lien under other circumstances, we will be entitled to do so if we mail written notice of our request to the trustee and the holders of the notes and if we do not receive written objections from holders of at least 25% in principal amount of the notes within 20 business days after that mailing. If we receive such objections, then we will not be entitled to that release unless we obtain the consent of at least 66 2/3% in principal amount of the notes.

     Third, in addition to the releases described above, if the controlling party under the collateral agency agreement consents to any release of an asset from the first-priority lien or if no first-priority lien then exists, then we will be entitled to the release of that asset from the second-priority lien upon request if (i) the aggregate value of all collateral released under this clause (i) does not exceed $5 million per annum on a cumulative basis, (ii) we provide substitute additional collateral having a fair value at least equal to the fair value of the collateral that is so released and which shall also be subject to the first-lien collateral documents or (iii) the release relates solely to assets, property or business being acquired or constructed after November 26, 2001 and is to enable all or part of the purchase price of, or Capital Lease Obligations with respect to, such assets, property or business to be secured by a "purchase money lien" (a lien permitted by clause (3) under "Description of Notes--Limitation on Liens" that relates solely to such assets, property or business).

     Fourth, if all of the stock of any of our subsidiaries that is pledged to the collateral agent is released from the second-priority lien under any of the circumstances described above, then we will be entitled to the release of the assets of that subsidiary from the second-priority liens as well. If any notice given under paragraph "Second" above relates to the release of all the stock of a subsidiary, the notice must also state that all the assets of the subsidiary comprising collateral will be released as well. If the stock of any of our subsidiaries is released under the circumstances described in clause (ii) in paragraph "Third" above, the substitute additional collateral must have a fair value at least equal to the fair value (without duplication) of the stock of the subsidiary and the assets of the subsidiary so released.

     The second-lien collateral agent, for itself and on behalf of each holder of notes, has granted the first-lien collateral agent a power of attorney to accomplish the purposes of the foregoing release provisions (except with respect to paragraph "Second" above) in the place of the second-lien collateral agent.


AMENDMENT TO COLLATERAL DOCUMENTS

     We are not permitted to amend or modify, or seek a consent under, any of the security agreements, pledge agreements, mortgages or other documents that create the second-priority liens on the collateral in any way that would be adverse to the holders of the notes in any material respect except in the following circumstances:


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

     First, if the controlling party under the collateral agency agreement agrees to any amendment or waiver of, or consent under, any provision of the first-lien collateral documents, then such amendment, waiver or consent will automatically apply to the comparable provision of the comparable second-lien collateral document. Any amendments, waivers or consents that effect a release of collateral from the second liens, however, will not be permitted except as provided under "Releases of Collateral" above.


     Second, if we wish to obtain an amendment or waiver or seek a consent under any second-lien collateral document under other circumstances, we will be entitled to do so if we mail written notice of our request to the trustee and the holders of the notes and if we do not receive written objections from holders of at least 25% in principal amount of the notes within 20 business days after that mailing. If we receive such objections, then we will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless we obtain the consent of a majority in principal amount of the notes.


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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     Each of the following summaries of our indebtedness is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments are available upon request to us or the initial purchasers.


THE 2001 CREDIT AGREEMENT

     The 2001 credit agreement provides up to $250.0 million in credit facilities and is comprised of two senior secured facilities provided by a syndicate of lenders: a term loan facility of $117.9 million (the "Term Loan Facility"), and a $132.1 million multi-currency revolving credit facility (the "Revolving Credit Facility", together with the Term Loan Facility, the "Credit Facilities"). The Revolving Credit Facility is available (i) to us in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to us as swing loans (subject to a sub-limit of no more than $30.0 million) and/or letters of credit (subject to a sub-limit of no more than $50.0 million) denominated in U.S. dollars (the "Letters of Credit") and (iii) to us and certain of our international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies (the "Local Loans").

     The Credit Facilities (other than the Local Loans) bear interest at a rate equal to, at our option, either (i) the Alternate Base Rate (as defined in the 2001 credit agreement) plus 3.75%; or (B) the Eurodollar Rate (as defined in the 2001 credit agreement) plus 4.75%. Local Loans bear interest at a rate equal to the Eurocurrency Rate (as defined in the 2001 credit agreement) or, if the lender making the Local Loan agrees, the local lender rate, in each case plus 4.75%. The Credit Facilities require the payment of the following fees:
(i) 0.75% of the average daily unused portion of the Revolving Credit Facility,
(ii) 0.25% of the outstanding amount of any Local Loan, and (iii) 4.75% of the aggregate undrawn face amounts of outstanding Letters of Credit. In addition, we paid certain facility and other fees to the lenders and agents upon closing of the 2001 credit agreement. Prior to its termination date, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds received from sales of assets by us or our subsidiaries and (ii) the net proceeds from the issuance by Revlon, Inc., us or any of our subsidiaries of certain indebtedness for borrowed money, subject, in each case, to certain limited exceptions. The 2001 credit agreement will terminate on May 30, 2005.

     The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Revlon, Inc. and our domestic subsidiaries and, with respect to the Local Loans, by us. Our obligations under the Credit Facilities and the obligations under the aforementioned guarantees are secured on a first-priority basis, subject to certain limited exceptions, primarily by
(i) a mortgage on our facility in Oxford, North Carolina; (ii) our capital stock, the capital stock of our domestic subsidiaries and 66% of the capital stock of our first tier foreign subsidiaries; (iii) domestic intellectual property and intangibles; (iv) domestic inventory, equipment and accounts receivable; and (v) certain assets of certain international subsidiaries who are borrowers of Local Loans (to support their borrowings only). The 2001 credit agreement provides that the liens on the stock and property described above may be shared from time to time with specified types of other obligations incurred or guaranteed by us, such as interest rate hedging obligations and certain working capital lines and permits second-priority liens on such stock and property to secure the notes.

     The 2001 credit agreement contains various restrictive covenants prohibiting us and our subsidiaries from (i) with certain exceptions, incurring additional indebtedness or guarantees, (ii) making dividend, tax sharing payments and other restricted payments to any of our parent companies or affiliates, including payments under such tax sharing agreements on account of U.S. federal gains taxes due with respect to asset sales, in each case with certain exceptions, (iii) creating liens or other encumbrances on our assets or revenues, granting negative pledges or selling or transferring any of our assets except in the ordinary course of business, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness, subject to certain limited exceptions, and modifying the terms of certain indebtedness and material contractual obligations, (vi) making investments, subject to certain limited exceptions,


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

and (vii) entering into transactions with our affiliates other than upon terms no less favorable to us or our subsidiaries than would be obtained in an arms'-length transaction. In addition to the foregoing, the 2001 credit agreement contains financial covenants requiring us to maintain minimum EBITDA levels and a ratio of debt outstanding under the 2001 credit agreement to EBITDA and covenants that limit the amount of our capital expenditures.

     The "Events of Default" under the 2001 credit agreement include:

     (i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period,

    (ii) non-compliance with the covenants in the 2001 credit agreement or the ancillary security documents, subject in certain instances to grace periods,

   (iii) the institution of any bankruptcy, insolvency or similar proceeding by or against us, any of our subsidiaries or Revlon, Inc.,

    (iv) a default by Revlon, Inc. or any of its subsidiaries on certain debt instruments,

     (v) the failure by us, certain of our subsidiaries or Revlon, Inc. to pay certain material judgments,

    (vi) a change of control such that (A) Revlon, Inc. does not own 100% of our capital stock, (B) any person (or group of persons acting in concert) other than Ronald O. Perelman (or his heirs, estate or other personal representative or affiliates) controls us, or if Ronald O. Perelman (or his heirs, estate or other personal representatives or affiliates) does not control us, any other person (or group of persons acting in concert) owns more than 25% of our voting power or (C) one third or more of the directors serving on our board of directors did not either serve as a director on the date of the closing of the 2001 credit agreement or was not nominated as a director by at least two thirds of such continuing directors,

   (vii) the failure of Revlon, Inc. to contribute to us as a capital contribution all of the net proceeds it receives from the sale of (A) any of its equity securities or (B) any of our capital stock,


  (viii) the failure of any of our, our subsidiaries' or Revlon, Inc.'s representations or warranties in any of the documents entered into in connection with the 2001 credit agreement to be correct in all material respects when made or confirmed,

    (ix) the conduct by Revlon, Inc. of any meaningful business activities other than those that are customary for a publicly traded holding company which is not itself an operating company, including the ownership of meaningful assets (other than our capital stock) or, subject to limited exceptions, the incurrence of debt, and

     (x) the failure of certain of our affiliates which hold our or our subsidiaries' indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness.

     The events of default under the 2001 credit agreement include other customary events of default for such types of agreements.


8 1/8% SENIOR NOTES

     The 8 1/8% Senior Notes due 2006, or the 8 1/8% Senior Notes, are senior unsecured obligations of Revlon and rank pari passu in right of payment with all our existing and future Pari Passu Debt (as defined in the indenture relating to the 8 1/8% Senior Notes, or the 8 1/8% Senior Notes Indenture), including the 12% Senior Secured Notes, the 9% Senior Notes and the indebtedness under the 2001 credit agreement, and are senior to the 8 5/8% Senior Subordinated Notes and to all our future subordinated indebtedness. The
8 1/8% Senior Notes are effectively subordinated to the outstanding indebtedness and other liabilities of our subsidiaries. Interest is payable on February 1 and August 1.


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

     The 8 1/8% Senior Notes may be redeemed at our option in whole or from time to time in part at any time on or after February 1, 2002 at the redemption prices set forth in the 8 1/8% Senior Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption.

     Upon a Change of Control (as defined in the 8 1/8% Senior Notes Indenture), we will have the option to redeem the 8 1/8% Senior Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the 8 1/8% Senior Notes Indenture) and, subject to certain conditions, each holder of the 8 1/8% Senior Notes will have the right to require us to repurchase all or a portion of such holder's 8 1/8% Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

     The 8 1/8% Senior Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by us,
(ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by our subsidiaries, (iv) the payment of dividends on our capital stock and that of our subsidiaries and the redemption of our capital stock and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all our assets. The 8 1/8% Senior Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.


9% SENIOR NOTES

     The 9% Senior Notes due 2006, or the 9% Senior Notes, are senior unsecured obligations of Revlon and rank pari passu in right of payment with all our existing and future Pari Passu Debt (as defined in the indenture relating to the 9% Senior Notes, or the 9% Senior Notes Indenture), including the 12% Senior Secured Notes, the 8 1/8% Senior Notes and the indebtedness under the 2001 credit agreement, and are senior to the 8 5/8% Senior Subordinated Notes and to all our future subordinated indebtedness. The 9% Senior Notes are effectively subordinated to outstanding indebtedness and other liabilities of our subsidiaries. Interest is payable on May 1 and November 1.

     The 9% Senior Notes may be redeemed at our option in whole or from time to time in part at any time on or after November 1, 2002 at the redemption prices set forth in the 9% Senior Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 1, 2001, we may redeem up to 35% of the aggregate principal amount of the 9% Senior Notes originally issued at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent we receive, the net cash proceeds of one or more Public Equity Offerings (as defined in the 9% Senior Notes Indenture), provided that at least $162.5 million aggregate principal amount of the 9% Senior Notes remains outstanding immediately after the occurrence of each such redemption.

     Upon a Change in Control (as defined in the 9% Senior Notes Indenture), we will have the option to redeem the 9% Senior Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the 9% Senior Notes Indenture) and, subject to certain conditions, each holder of the 9% Senior Notes will have the right to require us to repurchase all or a portion of such holder's 9% Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

     The 9% Senior Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by us, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by our subsidiaries, (iv) the payment of dividends on our capital stock and that of our subsidiaries and the redemption of our capital stock and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all our assets. The 9% Senior Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.


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8 5/8% SENIOR SUBORDINATED NOTES


     The 8 5/8% Notes due 2008, or the 8 5/8% Senior Subordinated Notes, are general unsecured obligations of Revlon and are (i) subordinate in right of payment to all our existing and future Senior Debt (as defined in the indenture relating to the 8 5/8% Senior Subordinated Notes, or the 8 5/8% Senior Subordinated Notes Indenture) of Revlon, including the 12% Senior Secured Notes, the 9% Senior Notes, the 8 1/8% Senior Notes and the indebtedness under the 2001 credit agreement, (ii) pari passu in right of payment with all our future senior subordinated debt, if any, and (iii) senior in right of payment to all our future subordinated debt, if any. The 8 5/8% Senior Subordinated Notes are effectively subordinated to the outstanding indebtedness and other liabilities of our subsidiaries. Interest is payable on February 1 and August 1.


     The 8 5/8% Senior Subordinated Notes may be redeemed at our option in whole or from time to time in part at any time on or after February 1, 2003 at the redemption prices set forth in the 8 5/8% Senior Subordinated Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption.


     Upon a Change of Control (as defined in the 8 5/8% Senior Subordinated Notes Indenture), we will have the option to redeem the 8 5/8% Senior Subordinated Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the 8 5/8% Senior Subordinated Notes Indenture) and, subject to certain conditions, each holder of the 8 5/8% Senior Subordinated Notes will have the right to require us to repurchase all or a portion of such holder's 8 5/8% Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.


     The 8 5/8% Senior Subordinated Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by us, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by our subsidiaries, (iv) the payment of dividends on our capital stock and that of our subsidiaries and the redemption of our capital stock, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all of our assets and (viii) the issuance of additional subordinated debt that is senior in right of payment to the 8 5/8% Senior Subordinated Notes. The
8 5/8% Senior Subordinated Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.


     The 8 1/8% Senior Notes Indenture, the 8 5/8% Senior Subordinated Notes Indenture and the 9% Senior Notes Indenture contain customary events of default for debt instruments of such type.


OTHER INDEBTEDNESS


     During 1992, Revlon Holdings Inc. (or "Holdings") an affiliate and indirect wholly-owned subsidiary of Mafco Holdings, made an advance of $25.0 million to us, evidenced by subordinated noninterest-bearing demand notes. The notes were subsequently adjusted by offsets and additional amounts loaned by Holdings to us. In 1998, approximately $6.8 million due to us from Holdings was offset against the notes payable to Holdings. At December 31, 2001, the balance of $24.1 million is evidenced by noninterest-bearing promissory notes payable to Holdings that are subordinated to our obligations under the 2001 credit agreement.


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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain material United States federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer and of the ownership and disposition of exchange notes. The summary is based on the Internal Revenue Code of 1986, as amended, (or the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners that purchased the original notes pursuant to the initial offering and that hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of the notes in light of their particular circumstances or to holders subject to special rules, and it does not address the effects of any state, local or foreign tax laws.

     PROSPECTIVE HOLDERS OF EXCHANGE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES AND OF OWNING AND DISPOSING OF EXCHANGE NOTES.

     The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for holders because there will be no "significant modification" of the notes for U.S. federal income tax purposes. Accordingly, the exchange notes will be treated as a continuation of the original notes in the hands of the holders. Therefore, if you exchange your original notes for exchange notes pursuant to the exchange offer:

     o you will not recognize gain or loss in connection with the exchange offer;

     o you will have the same adjusted tax basis in the exchange notes that you had in the original notes immediately prior to the exchange offer;

     o you will have the same holding period in the exchange notes that you had in the original notes immediately prior to the exchange; and

     o the United States federal income tax consequences associated with owning the original notes will continue to apply to the exchange notes.


TAX CONSEQUENCES TO UNITED STATES PERSONS

     For purposes of the following discussion, a "United States person" means a beneficial owner of an exchange note that is, for United States federal income tax purposes:

    o    an individual citizen or resident of the United States,

    o a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State or the District of Columbia, or

    o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If a partnership holds exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding exchange notes should consult their tax advisors.


Stated Interest

     Stated interest on an exchange note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or received in accordance with the United States person's method of accounting for tax purposes.


Original Issue Discount

     As a continuation of the original notes, the exchange notes will be treated as having been issued with original issue discount (or "OID") for United States federal income tax purposes. In general, the amount of OID with respect to an original note was equal to the excess of the note's stated redemption price at maturity (i.e., the face amount of the note) over its issue price (i.e., the cost of the original note).

     Each United States person, regardless of the holder's accounting method, generally must include in ordinary income a portion of the remaining OID not previously included in income for each day during each taxable year in which an exchange note is held, determined by using a constant yield-to-maturity method that reflects compounding of interest. This means that each United States person holding an exchange note will be required to include amounts in income without a corresponding receipt of cash attributable to such income.

     A United States person's adjusted tax basis in an exchange note will generally equal the original note's issue price, increase by OID included in income with respect to the original or exchange note.


Disposition of Exchange Notes

     Upon the sale, exchange, redemption, retirement or other disposition of an exchange note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the United States person's adjusted tax basis in the exchange note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the exchange note, which amounts are taxable as interest as described above.

     Gain or loss realized on the sale, exchange, redemption, retirement or other disposition of an exchange note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).


Backup Withholding and Information Reporting

     In general, information reporting requirements will apply to various payments or principal and interest on the exchange notes and to the proceeds of sale or redemption of a note unless a holder is an exempt recipient, such as a corporation. Backup withholding tax will apply to these payments if a holder fails to provide its taxpayer identification number or certification of foreign or other exempt status, or if the holder fails to report the full amount of any interest income. For 2002, the backup withholding rate is 30%.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's United States federal income tax liability if the required information is furnished to the IRS.


TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

     The following is a summary of certain United States federal tax consequences that will apply to non-United States persons. The term "non-United States person" means a beneficial owner of an exchange note that is not a United States person.


Stated Interest and OID

     A 30% United States federal withholding tax will not apply to any payment of interest (including OID) on an exchange note to a non-United States person, provided that the holder:

     o does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code,

     o is not a controlled foreign corporation that is related to us through stock ownership, and

     o either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a United States person, which certification may be made on an IRS W-8BEN or successor form, or (b) holds its exchange notes through various foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations. Special certification and other rules apply to certain non-United States persons that are entities rather than individuals.

     If a non-United States person cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with its conduct of a trade or business in the United States.

     If a non-United States person is engaged in a trade or business in the United States and interest (including OID) on an exchange note is effectively connected with the conduct of that trade or business, such holder (although exempt from the 30% withholding tax) will be subject to United States federal income tax on that interest (including OID) on a net income basis in the same manner as if such holder were a United States person as defined under the Code. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest (including OID) will be included in earnings and profits.


Disposition of Exchange Notes

     The 30% United States federal withholding tax will not apply to any gain that a non-United States person realizes on the sale, exchange, redemption, retirement or other disposition of an exchange note.

     Any gain realized on the disposition of an exchange note generally will not be subject to United States federal income tax unless that gain is effectively connected with the conduct of a trade or business in the United States by the holder, the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and other conditions are met or the gain represents accrued interest, in which case the rules for interest described above will apply.


United States Federal Estate Tax

     The estate of an individual non-United States person will not be subject to United States federal estate tax on an exchange note beneficially owned by the individual at the time of his death, provided that (1) such individual did not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and (2) interest (including OID) on the exchange note would not have been, if received at the time of the individual's death, effectively connected with his conduct of a trade or business in the United States.


Information Reporting and Backup Withholding

     In general, subject to the discussions above under "--Stated Interest and OID," a holder will not be subject to backup withholding and information reporting with respect to payments that we make to the holder provided that we do not have actual knowledge that the holder is a United States person and the holder has given us the statement or provided the certifications described above under "--Stated Interest and OID."

     In addition, subject to the discussion above under "--Disposition of Exchange Notes," a holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of an exchange note within the United States or conducted through certain United States-related financial intermediaries if the payor receives the statements or certifications described above and does not have actual knowledge that the holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's United States federal income tax liability provided the required information is furnished to the IRS.


     Non-United States persons should consult their tax advisors concerning the applicability of the above tax consequences to their particular situations, including the necessity of satisfying various certification requirements, and concerning the applicability of other taxes, such as estate taxes and state and local taxes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. And such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     Furthermore, any broker-dealer that acquired any of its original notes directly from us:

     o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

     o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     Certain legal matters with respect to the exchange notes will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and certain other legal matters with respect to the exchange notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Weiss, Rifkind, Wharton & Garrison have from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us and Revlon, Inc.) in connection with certain legal matters.

                            INDEPENDENT ACCOUNTANTS


     Our consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Revlon, Inc. and its subsidiaries and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Revlon, Inc. for the year ended December 31, 2001 have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the exchange notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the exchange notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.


     Revlon Consumer Products Corporation is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The SEC also maintains a website that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov.

================================================================================
                                 $363,000,000





[GRAPHIC OMITTED]




                      REVLON CONSUMER PRODUCTS CORPORATION


          Offer for All Outstanding 12% Senior Secured Notes due 2005
          in Exchange for 12% Senior Secured Exchange Notes due 2005,
                       Which Have Been Registered Under
                           the Securities Act of 1933









                                --------------
                                  PROSPECTUS

                                --------------
                                     , 2002

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF REVLON CONSUMER PRODUCTS CORPORATION

     Section 102(b)(7) of the General Corporation Law of the State at Delaware allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     Article X of the By-laws of Revlon Consumer Products Corporation ("RCPC") allows RCPC to purchase and maintain director and officer liability insurance on behalf of any person who is or was a director or officer of RCPC or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of RCPC.
Article X of the RCPC's By-laws provides for indemnification of the officers and directors of RCPC to the fullest extent permitted by applicable law.

     Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, Article Sixth of the Certificate of Incorporation of RCPC provides that no director of RCPC shall be personally liable to RCPC or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to RCPC or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to
Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director denied an improper personal benefit.


          INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE GUARANTORS

     The provisions of the By-laws of RCPC described above provide for indemnification for directors and officers of RCPC serving at the request of RCPC as director or officer of, or in other specified capacities in respect of, the Guarantors. In addition, the following indemnification provisions are applicable.

DELAWARE

     Revlon, Inc., Almay, Inc., Charles Of The Ritz Group Ltd., Cosmetics & More Inc., PPI Two Corporation, Revlon Consumer Corp., Revlon Government Sales, Inc., Revlon International Corporation, Revlon Products Corp., Revlon Real Estate Corporation, Riros Group Inc. and RIT Inc. are organized under the laws of the state of Delaware.

     The indemnification provisions of the Delaware General Corporation Law described in "Indemnification of Directors and Officers" above also relate to the directors and officers of Revlon, Inc., Almay, Inc., Charles Of The Ritz Group Ltd., Cosmetics & More Inc., PPI Two Corporation, Revlon Consumer Corp., Revlon Government Sales, Inc., Revlon International Corporation, Revlon Products Corp., Revlon Real Estate Corporation, Riros Group Inc. and RIT Inc.


NEW YORK

     North America Revsale Inc., RIROS Corporation and Charles Revson Inc. (collectively, the "New York Guarantors") are organized under the laws of the State of New York.

     Section 722(a) of the New York Business Corporation Law ("NYBCL") provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

     Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     The By-Laws of each of the New York Guarantors contain provisions that provide for indemnification of its officers and directors to the fullest extent permitted by the NYBCL.

     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.

     The New York Guarantors are also each authorized under its By-Laws and the NYBCL to advance expenses incurred in defending a civil or criminal action or proceeding to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to indemnification.

     Section 726 of the NYBCL permits, and the By-laws of the New York Guarantors authorize, the purchase and maintenance of insurance to indemnify
(1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

     Section 402(b) of the NYBCL provides that a corporation's Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the directors acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. The Certificates of Incorporation of each of the New York Guarantors authorize a limitation on such liabilities to the fullest extent permitted by Section 402(b).


CALIFORNIA

     Pacific Finance and Development Corp. ("Pacific Finance") is organized under the laws of the State of California.

     Section 317 of the California Corporations Code empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain actions by or in the right of the corporation as described below, by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, against expenses, including attorneys' fees, judgments, fines, settlements and other amounts actually or reasonably incurred by this person in connection with the action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification shall be made in respect to any claim, issue or matter as to which this person shall have been adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders unless and only to the extent that the court in which the action or suit is or was pending shall determine that, in view of all of the circumstances of the case, this person is fairly and reasonably entitled to indemnify for those expenses which the court shall deem proper. In addition, no indemnification shall be made in respect to amounts paid in settling or otherwise disposing of a pending action without court approval, or in respect of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
Section 317 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, this person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith. Section 317 also permits the purchase and maintenance of insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such. The Articles of Incorporation of Pacific Finance anthorize the indemnification of directors, officers, employees or other agents of the corporation to the fullest extent permitted under California law. The By-laws of Pacific Finance contain provisions that provide for indemnification of its directors to the fullest extent permissible under
Section 317 and which authorize the indemnification of its employees, officers and agents (other than directors).


     Under Section 204(a)(10) of the California Corporations Code, a corporation may relieve its directors from personal liability to such corporation or its shareholders for monetary damages for any breach of their fiduciary duty as directors except:


     (a) for any intentional misconduct or knowing and culpable violation of law;


     (b) for any act or omission not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders;


     (c) for any transaction from which the director derived an improper personal benefit;


     (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders;


     (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; or


     (f) for liability under Section 310 and 316 of the California Corporations Code.


     The Articles of Incorporation of Pacific Finance eliminate the liability of directors of the corporation for monetary damages to the fullest extent permissible under California law.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.




 (A) EXHIBITS:
  EXHIBIT NO.    DESCRIPTION
--------------   -------------------------------------------------------------------------------------------------------------------

   3.1           Certificate of Incorporation of Revlon Consumer Products Corporation (incorporated by reference to Exhibit 3.3 to the Form 10 of Revlon Consumer Products Corporation
                 filed with the Commission on August 7, 1992, File No. 1-11334).

   3.2           Certificate of Amendment of Certificate of Incorporation of Revlon Consumer
                 Products Corporation as filed with the Commission on February 18, 1993
                 (incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K for the
                 year ended December 31, 1992 of Revlon Consumer Products Corporation (the
                 "Revlon Consumer Products Corporation 1992 Form 10-K")).

   3.3           Amended and Restated By-laws of Revlon Consumer Products Corporation dated
                 January 30, 1997 (incorporated by reference to Exhibit 3.3 to the Annual Report on
                 Form 10-K for the year ended December 31, 1996 of Revlon Consumer Products
                 Corporation).

(A) EXHIBITS:
 EXHIBIT NO.     DESCRIPTION
--------------   -------------------------------------------------------------------------------------------------------------------

    3.4          Amended and Restated Certificate of Incorporation of Revlon, Inc. dated March 4, 1996 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended March 31,
                 1996).

    3.5          Certificate of the Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock of
                 Revlon, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 of Revlon, Inc.
                 filed with the Commission on October 11, 2001, File No. 333-71378).

    3.6          Amended and Restated By-laws of Revlon, Inc., dated as of June 30, 2001 (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended June 30, 2001 (the "Revlon
                 2001 Second Quarter Form 10-Q")).

    4.1          Indenture, dated as of November 26, 2001, among Revlon Consumer Products Corporation, the Guarantors party thereto, including Revlon, Inc., as parent guarantor, and Wilmington Trust Company, as trustee, relating to the
                 12% Senior Secured Notes due 2005 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of
                 Revlon Consumer Products Corporation filed with the Commission on November 30, 2001 (the "Revlon Consumer
                 Products Corporation November 2001 Form 8-K")).

    4.2          Form of 12% Senior Secured Exchange Note due 2005.*

    4.3          Registration Agreement, dated November 26, 2001, between Revlon Consumer Products Corporation, the Guarantors listed on the signature page thereto and Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and Lehman Brothers
                 Inc.*

    4.4          Revlon Pledge Agreement, dated as of November 30, 2001, between Revlon, Inc., as pledgor, in favor of Wilmington
                 Trust Company, as note collateral agent (the "Note Collateral Agent") (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Revlon Consumer Products Corporation for the year ended December 31, 2001
                 (the "Revlon Consumer Products Corporation 2001 Form 10-K")).

    4.5          Company Pledge Agreement (Domestic), dated as of November 30, 2001, between Revlon Consumer Products Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                 4.3 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.6          Subsidiary Pledge Agreement (Domestic), dated as of November 30, 2001, between RIROS Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.4 to the
                 Revlon Consumer Products Corporation 2001 Form 10-K).

    4.7          Subsidiary Pledge Agreement (Domestic), dated as of November 30, 2001, between Revlon International Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                 4.5 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.8          Subsidiary Pledge Agreement (Domestic), dated as of November 30, 2001, between PPI Two Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.6 to the
                 Revlon Consumer Products Corporation 2001 Form 10-K).

    4.9          Company Pledge Agreement (International), dated as of November 30, 2001, between Revlon Consumer Products
                 Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.7 to the Revlon Consumer Products Corporation 2001 Form 10-K).

 (A) EXHIBITS:
  EXHIBIT NO.    DESCRIPTION
--------------   -------------------------------------------------------------------------------------------------------------------
    4.10         Subsidiary Pledge Agreement (International), dated as of November 30, 2001, between RIROS Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.8 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.11         Subsidiary Pledge Agreement (International), dated as of November 30, 2001, between Revlon International
                 Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.9 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.12         Subsidiary Pledge Agreement (International), dated as of November 30, 2001, between PPI Two Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                 4.10 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.13         Company Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                 4.11 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.14         Subsidiary Security Agreement, dated as of November 30, 2001, among Almay, Inc., Carrington Parfums Ltd., Charles of the Ritz Group Ltd., Charles Revson Inc., Cosmetics & More, Inc., North America Revsale Inc., Pacific Finance
                 & Development Corp., PPI Two Corporation, Prestige Fragrances, Ltd., Revlon Consumer Corp., Revlon Government
                 Sales, Inc., Revlon International Corporation, Revlon Products Corp., Revlon Real Estate Corporation, RIROS
                 Corporation, RIROS Group Inc. and RIT Inc., each as grantor, in favor of Wilmington Trust Company, as Note
                 Collateral Agent (incorporated by reference to Exhibit 4.12 to the Revlon Consumer Products Corporation 2001 Form
                 10-K).

    4.15         Company Copyright Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products
                 Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.13 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.16         Company Patent Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                 4.14 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.17         Company Trademark Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products
                 Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.15 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.18         Subsidiary Trademark Security Agreement, dated as of November 30, 2001, between Charles Revson Inc., as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.16 to the
                 Revlon Consumer Products Corporation 2001 Form 10-K).

    4.19         Subsidiary Trademark Security Agreement, dated as of November 30, 2001, between Charles of the Ritz Group, Ltd., as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                 4.17 to the Revlon Consumer Products Corporation 2001 Form 10-K).

 (A) EXHIBITS:
  EXHIBIT NO.    DESCRIPTION
--------------   -------------------------------------------------------------------------------------------------------------------
    4.20         Deed of Trust, Assignment of Rents and Leases and Security Agreement, dated as of November 30, 2001, between
                 Revlon Consumer Products Corporation and First American Title Insurance Company for the use and benefit of
                 Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.18 to the Revlon
                 Consumer Products Corporation 2001 Form 10-K).

    4.21         Amended and Restated Collateral Agency Agreement, dated as of May 30, 1997, and further amended and restated as of November 30, 2001, between Revlon Consumer Products Corporation, JPMorgan Chase Bank, as bank agent and as administrative agent, and Wilmington Trust Company, as trustee and as Note Collateral Agent (incorporated by reference to Exhibit 4.19 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    4.22         Indenture, dated as of February 1, 1998, between Revlon Escrow Corp. ("Revlon Escrow") and U.S. Bank Trust
                 National Association (formerly known as First Trust National Association), as Trustee, relating to the 8 1/8%
                 Senior Notes due 2006 (the "8 1/8% Senior Notes Indenture") (incorporated by reference to Exhibit 4.1 to the
                 Registration Statement on Form S-1 of Revlon Consumer Products Corporation filed with the Commission on March 12,
                 1998, File No. 333-47875 (the "Revlon Consumer Products Corporation 1998 Form S-1")).

    4.23         Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National Association (formerly known as First Trust National Association), as Trustee, relating to the 8 5/8% Senior Subordinated Notes Due 2008
                 (the "8 5/8% Senior Subordinated Notes Indenture") (incorporated by reference to Exhibit 4.3 to the Revlon
                 Consumer Products Corporation 1998 Form S-1).

    4.24         First Supplemental Indenture, dated April 1, 1998, among Revlon Consumer Products Corporation, Revlon Escrow, and
                 the Trustee, amending the 8 1/8% Senior Notes Indenture (incorporated by reference to Exhibit 4.2 to the Revlon
                 Consumer Products Corporation 1998 Form S-1).

    4.25         First Supplemental Indenture, dated March 4, 1998, among Revlon Consumer Products Corporation, Revlon Escrow, and
                 the Trustee, amending the 8 5/8% Senior Subordinated Notes Indenture (incorporated by reference to Exhibit 4.4 to the Revlon Consumer Products Corporation 1998 Form S-1).

    4.26         Indenture, dated as of November 6, 1998, between Revlon Consumer Products Corporation and U.S. Bank Trust
                 National Association, as Trustee, relating to Revlon Consumer Products Corporation's 9% Senior Notes due 2006
                 (incorporated by reference to Exhibit 4.13 to the Quarterly Report on Form 10-Q for the quarterly period ended
                 September 30, 1998 of Revlon, Inc.)

    4.27         Second Amended and Restated Credit Agreement, dated as of November 30, 2001, among Revlon Consumer Products
                 Corporation, the subsidiaries of Revlon Consumer Products Corporation parties thereto, the lenders parties thereto, the Co-Agents parties thereto, Citibank, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, J.P. Morgan Securities Inc., as sole arranger and bookrunner, and JPMorgan Chase Bank, as administrative agent (incorporated by reference to Exhibit 4.1 to the Revlon Consumer Products Corporation
                 November 2001 Form 8-K).

    5.1          Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Revlon Consumer Products Corporation.*

 (A) EXHIBITS:
  EXHIBIT NO.    DESCRIPTION
--------------   -------------------------------------------------------------------------------------------------------------------
    10.1         Asset Transfer Agreement, dated as of June 24, 1992, among Revlon Holdings Inc. ("Holdings"), National Health
                 Care Group, Inc., Charles of the Ritz Group Ltd., Revlon Consumer Products Corporation and Revlon, Inc.
                 (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Revlon, Inc. Registration Statement on Form
                 S-1 filed with the Commission on June 29, 1992, File No. 33-47100).

    10.2         Tax Sharing Agreement, entered into as of June 24, 1992, among Mafco Holdings, Revlon, Inc., Revlon Consumer
                 Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation as amended and restated as of January 1, 2001 (incorporated by reference to Exhibit 10.2 to the Revlon Consumer Products Corporation 2001
                 Form 10-K).

    10.3         Employment Agreement, dated as of November 2, 1999, between Revlon Consumer Products Corporation and Jeffrey M.
                 Nugent (the "Nugent Employment Agreement") (incorporated by reference to Exhibit 10.10 to the Annual Report on
                 Form 10-K for the year ended December 31, 1999 of Revlon, Inc. (the "Revlon 1999 Form 10-K")).

    10.4         Amendment, dated June 15, 2001, to the Nugent Employment Agreement dated as of November 2, 1999 (incorporated by reference to Exhibit 10.18 to the Revlon 2001 Second Quarter Form 10-Q).

    10.5         Employment Agreement, amended and restated as of May 9, 2000, between Revlon Consumer Products Corporation and
                 Douglas H. Greeff (the "Greeff Employment Agreement") (incorporated by reference to Exhibit 10.22 to the
                 Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 of Revlon, Inc.).

    10.6         Amendment dated June 18, 2001 to the Greeff Employment Agreement (incorporated by reference to Exhibit 10.6 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    10.7         Employment Agreement, effective as of August 1, 2001, between Revlon Consumer Products Corporation and Paul E.
                 Shapiro (incorporated by reference to Exhibit 10.7 to the Revlon Consumer Products Corporation 2001 Form 10-K.)

    10.8         Revlon Executive Bonus Plan (Amended and Restated as of June 18, 2001) (incorporated by reference to Exhibit 10.8 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    10.9         Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K for year ended December 31, 1998 of Revlon,
                 Inc.).

    10.10        Executive Supplemental Medical Expense Plan Summary dated July 1991 (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 of Revlon, Inc. filed with the Commission on May 22, 1992, File No.
                 33-47100).

    10.11        Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Holdings, Revlon, Inc. and Revlon
                 Consumer Products Corporation (incorporated by reference to Exhibit 10.25 to the Revlon Consumer Products
                 Corporation 1992 Form 10-K).

    10.12        Revlon Amended and Restated Executive Deferred Compensation Plan dated as of August 6, 1999 (incorporated by reference to Exhibit 10.27 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended
                 September 30, 1999).

    10.13        Revlon Executive Severance Policy effective January 1, 1996 (incorporated by reference to Exhibit 10.23 to the
                 Amendment No. 3 to the Registration Statement on Form S-1 of Revlon, Inc. filed with the Commission on February
                 5, 1996, File No. 33-99558).

 (A) EXHIBITS:
  EXHIBIT NO.    DESCRIPTION
--------------   -------------------------------------------------------------------------------------------------------------------
    10.14        Revlon, Inc. Third Amended and Restated 1996 Stock Plan (amended and restated as of May 10, 2000) (incorporated by reference to Exhibit 10.16 to the Revlon 2001 Second Quarter 10-Q).

    10.15        Purchase Agreement, dated as of February 18, 2000, by and among Revlon, Inc., Revlon Consumer Products
                 Corporation, REMEA 2 B.V., Revlon Europe, Middle East and Africa, Ltd., Revlon International Corporation,
                 Europeenne de Produits de Beaute S.A., Deutsche Revlon GmbH & Co. K.G., Revlon Canada, Inc., Revlon de Argentina,
                 S.A.I.C., Revlon South Africa (Proprietary) Limited, Revlon (Suisse) S.A., Revlon Overseas Corporation C.A., CEIL
                 - Comercial, Exportadora, Industrial Ltda., Revlon Manufacturing Ltd., Revlon Belgium N.V., Revlon (Chile) S.A.,
                 Revlon (Hong Kong) Limited, Revlon, S.A., Revlon Nederland B.V., Revlon New Zealand Limited, European Beauty
                 Products S.p.A. and Beauty Care Professional Products Luxembourg, S.a.r.l. (incorporated by reference to Exhibit
                 10.19 to the Revlon 1999 Form 10-K).

    10.16        Purchase and Sale Agreement dated as of July 31, 2001 by and between Holdings and Revlon, Inc. (incorporated by reference to exhibit 10.16 to the Revlon Consumer Products Corporation 2001 Form 10-K).

    12.1         Statement re: Computation of Ratio of Earnings to Fixed Charges.*

    21           Subsidiaries of Revlon Consumer Products Corporation (incorporated by reference to Exhibit 21.1 to the Revlon
                 Consumer Products Corporation 2001 Form 10-K).

    23.1         Consent of KPMG LLP.

    23.2         Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Revlon Consumer Products Corporation
                 (included in Exhibit 5.1).*

    24.1         Power of Attorney executed by Ronald O. Perelman.*

    24.2         Power of Attorney executed by Donald G. Drapkin.*

    24.3         Power of Attorney executed by Howard Gittis.*

    24.4         Power of Attorney executed by Meyer Feldberg.*

    24.5         Power of Attorney executed by Edward J. Landau.*

    24.6         Power of Attorney executed by Vernon E. Jordan, Jr.*

    24.7         Power of Attorney executed by Jerry W. Levin.*

    24.8         Power of Attorney executed by Linda Gosden Robinson.*

    24.9         Power of Attorney executed by Terry Semel.*

    24.10        Power of Attorney executed by Martha Stewart.*

    24.11        Power of Attorney executed by Douglas H. Greeff.*

    25.1         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wilmington Trust
                 Company, as trustee under the Indenture, in relation to the 12% Senior Secured Exchange Notes.*

    25.2         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wilmington Trust
                 Company, as trustee under the Indenture, in relation to the Guarantees.*

    99.1         Form of Letter of Transmittal.*

    99.2         Form of Notice of Guaranteed Delivery.*

    99.3         Form of Letter to Clients.*

    99.4         Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

----------
*     Previously filed.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Act of 1933, Revlon Consumer Products Corporation has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of May, 2002.


                             REVLON CONSUMER PRODUCTS CORPORATION

                             By: /s/ Jack L. Stahl
                               -------------------------
                             Name: Jack L. Stahl
                             Title: President and Chief
                             Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on May 7, 2002.



                SIGNATURE                                   TITLE
----------------------------------------   ---------------------------------------

                   *
   ------------------------------          Chairman of the Board, Chairman of
   Ronald O. Perelman                      the Executive Committee of the Board
                                           and Director

   /s/ Jack L. Stahl                       President and Chief Executive
   ------------------------------          Officer (Principal Executive
   Jack L. Stahl                           Officer)

   /s/ Douglas H. Greeff                   Executive Vice President and Chief
   ------------------------------          Financial Officer (Principal Financial
   Douglas H. Greeff                       Officer)

                   *
   ------------------------------          Director
   Donald G. Drapkin

                   *
   ------------------------------          Director
   Howard Gittis

                   *
   ------------------------------          Director
   Edward J. Landau

   /s/ Laurence Winoker                    Senior Vice President, Corporate
   ------------------------------          Controller and Treasurer (Principal
   Laurence Winoker                        Accounting Officer)


----------

* Robert K. Kretzman, by signing his name hereto, does hereby sign this Amendment No. 2 to the Registration Statement on behalf of the directors and officers of the registrant after whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission.

By:  /s/ Robert K. Kretzman
     -------------------------------
     Name: Robert K. Kretzman
     Title: Attorney-in-fact

                                   SIGNATURES





     Pursuant to the requirements of the Securities Act of 1933, Revlon, Inc. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of May, 2002.


                             REVLON, INC.


                             By: /s/ Jack L. Stahl
                             -------------------------
                             Name: Jack L. Stahl
                             Title: President and Chief
                                    Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on May 7, 2002.






                SIGNATURE                                   TITLE
----------------------------------------   ---------------------------------------
                  *
   ------------------------------          Chairman of the Board, Chairman of
   Ronald O. Perelman                      the Executive Committee of the Board
                                           and Director

   /s/ Jack L. Stahl                       President and Chief Executive
   ------------------------------          Officer (Principal Executive
   Jack L. Stahl                           Officer)

   /s/ Douglas H. Greeff                   Executive Vice President and Chief
   ------------------------------          Financial Officer (Principal Financial
   Douglas H. Greeff                       Officer)

                  *
   ------------------------------          Director
   Donald G. Drapkin

                  *
   ------------------------------          Director
   Howard Gittis

                  *
   ------------------------------          Director
   Edward J. Landau

                  *
   ------------------------------          Director
   Meyer Feldberg

                SIGNATURE                                  TITLE
----------------------------------------   ------------------------------------
                  *
   ------------------------------          Director
   Vernon E. Jordan, Jr.

                  *
   ------------------------------          Director
   Jerry W. Levin

                  *
   ------------------------------          Director
   Linda Gosden Robinson

                  *
   ------------------------------          Director
   Terry Semel

                  *
   ------------------------------          Director
   Martha Stewart

   /s/ Laurence Winoker                    Senior Vice President, Corporate
   ------------------------------          Controller and Treasurer (Principal
   Laurence Winoker                        Accounting Officer)


----------

* Robert K. Kretzman, by signing his name hereto, does hereby sign this Amendment No. 2 to the Registration Statement on behalf of the directors and officers of the registrant after whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission.


By:
     /s/ Robert K. Kretzman
     -------------------------------
     Name: Robert K. Kretzman
     Title: Attorney-in-fact

                                   SIGNATURES





     Pursuant to the requirements of the Securities Act of 1933, each of the Guarantors listed below have duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of May, 2002.



                                   ALMAY, INC.
                                   CHARLES OF THE RITZ GROUP LTD.
                                   CHARLES REVSON INC.
                                   COSMETICS & MORE INC.
                                   NORTH AMERICA REVSALE INC.
                                   PACIFIC FINANCE & DEVELOPMENT CORP.
                                   PPI TWO CORPORATION
                                   REVLON CONSUMER CORP.
                                   REVLON GOVERNMENT SALES, INC.
                                   REVLON INTERNATIONAL CORPORATION
                                   REVLON PRODUCTS CORP.
                                   REVLON REAL ESTATE CORPORATION
                                   RIROS CORPORATION
                                   RIROS GROUP INC.
                                   RIT INC.





                                        By: /s/ Robert K. Kretzman
                                      ----------------------------------------
                                          Name: Robert K. Kretzman
                                          Title: Vice President, Secretary and
                                                 Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below in relation to each of the Guarantors by the following persons in the capacities indicated on May 7, 2002.



             SIGNATURE                                  TITLE
-----------------------------------   ----------------------------------------

   /s/ Douglas H. Greeff              Vice President, Chief Financial Officer
   ------------------------------     and Director
   Douglas H. Greeff

   /s/ Robert K. Kretzman             Vice President, Secretary and Director
   ------------------------------
   Robert K. Kretzman

   /s/ Michael T. Sheehan             Vice President and Director
   ------------------------------
   Michael T. Sheehan

                               INDEX TO EXHIBITS




EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------------------------------------------
  3.1           Certificate of Incorporation of Revlon Consumer Products Corporation (incorporated by reference to Exhibit 3.3 to the Form 10 of Revlon Consumer Products Corporation filed with the Commission on August 7, 1992, File No.
                1-11334).

  3.2           Certificate of Amendment of Certificate of Incorporation of Revlon Consumer Products Corporation as filed with the
                Commission on February 18, 1993 (incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K for
                the year ended December 31, 1992 of Revlon Consumer Products Corporation (the "Revlon Consumer Products
                Corporation 1992 Form 10-K")).

  3.3           Amended and Restated By-laws of Revlon Consumer Products Corporation dated January 30, 1997 (incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K for the year ended December 31, 1996 of Revlon Consumer
                Products Corporation).

  3.4           Amended and Restated Certificate of Incorporation of Revlon, Inc. dated March 4, 1996 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended March 31,
                1996).

  3.5           Certificate of the Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock of Revlon,
                Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 of Revlon, Inc. filed with the Commission on October 11, 2001, File No. 333-71378).

  3.6           Amended and Restated By-laws of Revlon, Inc., dated as of June 30, 2001 (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended June 30, 2001 (the "Revlon
                2001 Second Quarter Form 10-Q")).

  4.1           Indenture, dated as of November 26, 2001, among Revlon Consumer Products Corporation, the Guarantors party thereto, including Revlon, Inc., as parent guarantor, and Wilmington Trust Company, as trustee, relating to the
                12% Senior Secured Notes due 2005 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of
                Revlon Consumer Products Corporation filed with the Commission on November 30, 2001 (the "Revlon Consumer Products
                Corporation November 2001 Form 8-K")).

  4.2           Form of 12% Senior Secured Exchange Note due 2005.*

  4.3           Registration Agreement, dated November 26, 2001, between Revlon Consumer Products Corporation, the Guarantors listed on the signature page thereto and Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and Lehman Brothers
                Inc.*

  4.4           Revlon Pledge Agreement, dated as of November 30, 2001, between Revlon, Inc., as pledgor, in favor of Wilmington
                Trust Company, as note collateral agent (the "Note Collateral Agent") (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K of Revlon Consumer Products Corporation for the year ended December 31, 2001 (the
                "Revlon Consumer Products Corporation 2001 Form 10-K")).

  4.5           Company Pledge Agreement (Domestic), dated as of November 30, 2001, between Revlon Consumer Products Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                4.3 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.6           Subsidiary Pledge Agreement (Domestic), dated as of November 30, 2001, between RIROS Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.4 to the
                Revlon Consumer Products Corporation 2001 Form 10-K).

EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------------------------------------------
  4.7           Subsidiary Pledge Agreement (Domestic), dated as of November 30, 2001, between Revlon International Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                4.5 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.8           Subsidiary Pledge Agreement (Domestic), dated as of November 30, 2001, between PPI Two Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.6 to the
                Revlon Consumer Products Corporation 2001 Form 10-K).

  4.9           Company Pledge Agreement (International), dated as of November 30, 2001, between Revlon Consumer Products
                Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.7 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.10          Subsidiary Pledge Agreement (International), dated as of November 30, 2001, between RIROS Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.8 to the
                Revlon Consumer Products Corporation 2001 Form 10-K).

  4.11          Subsidiary Pledge Agreement (International), dated as of November 30, 2001, between Revlon International
                Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.9 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.12          Subsidiary Pledge Agreement (International), dated as of November 30, 2001, between PPI Two Corporation, as pledgor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.10 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.13          Company Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.11 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.14          Subsidiary Security Agreement, dated as of November 30, 2001, among Almay, Inc., Carrington Parfums Ltd., Charles of the Ritz Group Ltd., Charles Revson Inc., Cosmetics & More, Inc., North America Revsale Inc., Pacific Finance &
                Development Corp., PPI Two Corporation, Prestige Fragrances, Ltd., Revlon Consumer Corp., Revlon Government Sales,
                Inc., Revlon International Corporation, Revlon Products Corp., Revlon Real Estate Corporation, RIROS Corporation,
                RIROS Group Inc. and RIT Inc., each as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent
                (incorporated by reference to Exhibit 4.12 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.15          Company Copyright Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                4.13 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.16          Company Patent Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.14 to the Revlon Consumer Products Corporation 2001 Form 10-K).

EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------------------------------------------
  4.17          Company Trademark Security Agreement, dated as of November 30, 2001, between Revlon Consumer Products Corporation, as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                4.15 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.18          Subsidiary Trademark Security Agreement, dated as of November 30, 2001, between Charles Revson Inc., as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.16 to the
                Revlon Consumer Products Corporation 2001 Form 10-K).

  4.19          Subsidiary Trademark Security Agreement, dated as of November 30, 2001, between Charles of the Ritz Group, Ltd., as grantor, in favor of Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit
                4.17 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.20          Deed of Trust, Assignment of Rents and Leases and Security Agreement, dated as of November 30, 2001, between
                Revlon Consumer Products Corporation and First American Title Insurance Company for the use and benefit of
                Wilmington Trust Company, as Note Collateral Agent (incorporated by reference to Exhibit 4.18 to the Revlon
                Consumer Products Corporation 2001 Form 10-K).

  4.21          Amended and Restated Collateral Agency Agreement, dated as of May 30, 1997, and further amended and restated as of
                November 30, 2001, between Revlon Consumer Products Corporation, JPMorgan Chase Bank, as bank agent and as administrative agent, and Wilmington Trust Company, as trustee and as Note Collateral Agent (incorporated by reference to Exhibit 4.19 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  4.22          Indenture, dated as of February 1, 1998, between Revlon Escrow Corp. ("Revlon Escrow") and U.S. Bank Trust
                National Association (formerly known as First Trust National Association), as Trustee, relating to the 8 1/8%
                Senior Notes due 2006 (the "8 1/8% Senior Notes Indenture") (incorporated by reference to Exhibit 4.1 to the
                Registration Statement on Form S-1 of Revlon Consumer Products Corporation filed with the Commission on March 12,
                1998, File No. 333-47875 (the "Revlon Consumer Products Corporation 1998 Form S-1")).

  4.23          Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National Association (formerly known as First Trust National Association), as Trustee, relating to the 8 5/8% Senior Subordinated Notes Due 2008
                (the "8 5/8% Senior Subordinated Notes Indenture") (incorporated by reference to Exhibit 4.3 to the Revlon Consumer
                Products Corporation 1998 Form S-1).

  4.24          First Supplemental Indenture, dated April 1, 1998, among Revlon Consumer Products Corporation, Revlon Escrow, and
                the Trustee, amending the 8 1/8% Senior Notes Indenture (incorporated by reference to Exhibit 4.2 to the Revlon
                Consumer Products Corporation 1998 Form S-1).

  4.25          First Supplemental Indenture, dated March 4, 1998, among Revlon Consumer Products Corporation, Revlon Escrow, and
                the Trustee, amending the 8 5/8% Senior Subordinated Notes Indenture (incorporated by reference to Exhibit 4.4 to the Revlon Consumer Products Corporation 1998 Form S-1).

EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------------------------------------------
  4.26          Indenture, dated as of November 6, 1998, between Revlon Consumer Products Corporation and U.S. Bank Trust National
                Association, as Trustee, relating to Revlon Consumer Products Corporation's 9% Senior Notes due 2006 (incorporated by reference to Exhibit 4.13 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30,
                1998 of Revlon, Inc.).

  4.27          Second Amended and Restated Credit Agreement, dated as of November 30, 2001, among Revlon Consumer Products
                Corporation, the subsidiaries of Revlon Consumer Products Corporation parties thereto, the lenders parties thereto, the Co-Agents parties thereto, Citibank, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, J.P. Morgan Securities Inc., as sole arranger and bookrunner, and JPMorgan Chase Bank, as administrative agent (incorporated by reference to Exhibit 4.1 to the Revlon Consumer Products Corporation
                November 2001 Form 8-K).

  5.1           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Revlon Consumer Products Corporation.*

  10.1          Asset Transfer Agreement, dated as of June 24, 1992, among Revlon Holdings Inc. ("Holdings") National Health Care
                Group, Inc., Charles of the Ritz Group Ltd., Revlon Consumer Products Corporation and Revlon, Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Revlon, Inc. Registration Statement on Form S-1 filed with the Commission on June 29, 1992, File No. 33-47100).

  10.2          Tax Sharing Agreement, entered into as of June 24, 1992, among Mafco Holdings, Revlon, Inc., Revlon Consumer
                Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation as amended and restated as of January 1, 2001 (incorporated by reference to Exhibit 10.2 to the Revlon Consumer Products Corporation 2001
                Form 10-K.)

  10.3          Employment Agreement, dated as of November 2, 1999, between Revlon Consumer Products Corporation and Jeffrey M.
                Nugent (the "Nugent Employment Agreement") (incorporated by reference to Exhibit 10.10 to the Annual Report on
                Form 10-K for the year ended December 31, 1999 of Revlon, Inc. (the "Revlon 1999 Form 10-K")).

  10.4          Amendment, dated June 15, 2001, to the Nugent Employment Agreement dated as of November 2, 1999 (incorporated by reference to Exhibit 10.18 to the the "Revlon 2001 Second Quarter Form 10-Q).

  10.5          Employment Agreement, amended and restated as of May 9, 2000, between Revlon Consumer Products Corporation and
                Douglas H. Greeff (the "Greeff Employment Agreement") (incorporated by reference to Exhibit 10.22 to the Quarterly
                Report on Form 10-Q for the quarterly period ended June 30, 2000 of Revlon, Inc.).

  10.6          Amendment dated June 18, 2001 to the Greeff Employment Agreement (incorporated by reference to Exhibit 10.6 to the
                Revlon Consumer Products Corporation 2001 Form 10-K).

  10.7          Employment Agreement, effective as of August 1, 2001, between Revlon Consumer Products Corporation and Paul E.
                Shapiro (incorporated by reference to Exhibit 10.7 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  10.8          Revlon Executive Bonus Plan (Amended and Restated as of June 18, 2001) (incorporated by reference to Exhibit 10.8 to the Revlon Consumer Products Corporation 2001 Form 10-K).

EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------------------------------------------
  10.9          Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K for year ended December 31, 1998 of Revlon, Inc.).

  10.10         Executive Supplemental Medical Expense Plan Summary dated July 1991 (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 of Revlon, Inc. filed with the Commission on May 22, 1992, File No.
                33-47100).

  10.11         Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Holdings, Revlon, Inc. and Revlon
                Consumer Products Corporation (incorporated by reference to Exhibit 10.25 to the Revlon Consumer Products
                Corporation 1992 Form 10-K).

  10.12         Revlon Amended and Restated Executive Deferred Compensation Plan dated as of August 6, 1999 (incorporated by reference to Exhibit 10.27 to the Quarterly Report on Form 10-Q of Revlon, Inc. for the quarterly period ended
                September 30, 1999).

  10.13         Revlon Executive Severance Policy effective January 1, 1996 (incorporated by reference to Exhibit 10.23 to the
                Amendment No. 3 to the Registration Statement on Form S-1 of Revlon, Inc. filed with the Commission on February 5,
                1996, File No. 33-99558).

  10.14         Revlon, Inc. Third Amended and Restated 1996 Stock Plan (amended and restated as of May 10, 2000) (incorporated by reference to Exhibit 10.16 to the Revlon 2001 Second Quarter Form 10-Q).

  10.15         Purchase Agreement, dated as of February 18, 2000, by and among Revlon, Inc., Revlon Consumer Products
                Corporation, REMEA 2 B.V., Revlon Europe, Middle East and Africa, Ltd., Revlon International Corporation,
                Europeenne de Produits de Beaute S.A., Deutsche Revlon GmbH & Co. K.G., Revlon Canada, Inc., Revlon de Argentina,
                S.A.I.C., Revlon South Africa (Proprietary) Limited, Revlon (Suisse) S.A., Revlon Overseas Corporation C.A., CEIL
                - Comercial, Exportadora, Industrial Ltda., Revlon Manufacturing Ltd., Revlon Belgium N.V., Revlon (Chile) S.A.,
                Revlon (Hong Kong) Limited, Revlon, S.A., Revlon Nederland B.V., Revlon New Zealand Limited, European Beauty
                Products S.p.A. and Beauty Care Professional Products Luxembourg, S.a.r.l. (incorporated by reference to Exhibit
                10.19 to the Revlon 1999 Form 10-K).

  10.16         Purchase and Sale Agreement dated as of July 31, 2001 by and between Holdings and Revlon, Inc. (incorporated by reference to exhibit 10.16 to the Revlon Consumer Products Corporation 2001 Form 10-K).

  12.1          Statement re: Computation of Ratio of Earnings to Fixed Charges.*

  21            Subsidiaries of Revlon Consumer Products Corporation (incorporated by reference to Exhibit 21.1 to the Revlon
                Consumer Products Corporation 2001 Form 10-K).

  23.1          Consent of KPMG LLP.

  23.2          Consent of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Revlon Consumer Products Corporation
                (included in Exhibit 5.1).*

  24.1          Power of Attorney executed by Ronald O. Perelman.*

  24.2          Power of Attorney executed by Donald G. Drapkin.*

  24.3          Power of Attorney executed by Howard Gittis.*

  24.4          Power of Attorney executed by Meyer Feldberg.*

  24.5          Power of Attorney executed by Edward J. Landau.*

  24.6          Power of Attorney executed by Vernon E. Jordan, Jr.*

EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------------------------------------------
  24.7          Power of Attorney executed by Jerry W. Levin.*

  24.8          Power of Attorney executed by Linda Gosden Robinson.*

  24.9          Power of Attorney executed by Terry Semel.*

  24.10         Power of Attorney executed by Martha Stewart.*

  24.11         Power of Attorney executed by Douglas H. Greeff.*

  25.1          Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wilmington Trust
                Company, as trustee under the Indenture, in relation to the 12% Senior Secured Exchange Notes.*

  25.2          Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wilmington Trust
                Company, as trustee under the Indenture, in relation to the Guarantees.*

  99.1          Form of Letter of Transmittal.*

  99.2          Form of Notice of Guaranteed Delivery.*

  99.3          Form of Letter to Clients.*

  99.4          Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

----------
*     Previously filed.